EXHIBIT 4.21


CLIFFORD                                                      EXECUTION VERSION
CHANCE





                               RMC GROUP LIMITED
                              CEMEX ESPANA, S.A.
                        CEMEX CARACAS INVESTMENTS B.V.
                       CEMEX CARACAS II INVESTMENTS B.V.
                        CEMEX EGYPTIAN INVESTMENTS B.V.
                         CEMEX MANILA INVESTMENTS B.V.
                         CEMEX AMERICAN HOLDINGS B.V.
                              CEMEX SHIPPING B.V.
                            AS ORIGINAL GUARANTORS

                               RMC GROUP LIMITED
                             AS ORIGINAL BORROWER

                      BANC OF AMERICA SECURITIES LIMITED
                                  BNP PARIBAS
                           HSBC INVESTMENT BANK PLC
                        THE ROYAL BANK OF SCOTLAND PLC
                           WESTLB AG, LONDON BRANCH
                          AS MANDATED LEAD ARRANGERS

                        THE ROYAL BANK OF SCOTLAND PLC
                                   AS AGENT

                                  AND OTHERS
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 (pound)1,000,000,000 TERM AND REVOLVING CREDIT AGREEMENT DATED 18 OCTOBER 2002
      AS AMENDED ON 10 DECEMBER 2002, 12 JANUARY 2004 AND AS AMENDED AND
                           RESTATED ON 16 MARCH 2005
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                                   CONTENTS
Clause                                                                  Page

1.     Definitions And Interpretation......................................1
2.     The Facilities.....................................................18
3.     Utilisation Of The Term Facility...................................19
4.     Multicurrency Option...............................................19
5.     Interest Periods For Term Advances.................................21
6.     Payment And Calculation Of Interest On Term Advances...............23
7.     Utilisation Of The Revolving Facility..............................23
8.     Payment And Calculation Of Interest On Revolving Advances..........24
9.     Market Disruption And Alternative Interest Rates...................25
10.    Notification.......................................................26
11.    Repayment Of The Revolving Facility................................26
12.    Repayment Of The Term Facility.....................................26
13.    Cancellation And Prepayment........................................27
14.    Taxes..............................................................29
15.    Tax Receipts.......................................................31
16.    Increased Costs....................................................32
17.    Illegality.........................................................33
18.    Mitigation.........................................................33
19.    Representations....................................................34
20.    Financial Information..............................................37
21.    Financial Condition................................................41
22.    Covenants..........................................................47
23.    Events Of Default..................................................54
24.    Guarantee And Indemnity............................................57
25.    Commitment Commission And Fees.....................................60
26.    Costs And Expenses.................................................60
27.    Default Interest And Break Costs...................................61
28.    Parent's Indemnities...............................................62
29.    Currency Of Account And Payment....................................63
30.    Payments...........................................................64
31.    Set-Off............................................................66
32.    Sharing............................................................66
33.    The Agent, The Mandated Lead Arrangers And The Banks...............67
34.    Assignments And Transfers..........................................71
35.    Changes To The Obligors............................................74
36.    Calculations And Evidence Of Debt..................................75
37.    Remedies And Waivers, Partial Invalidity...........................77
38.    Notices............................................................77
39.    Counterparts.......................................................79
40.    Amendments.........................................................79
41.    Governing Law......................................................79
42.    Jurisdiction.......................................................80

Schedule 1           THE ORIGINAL PARTIES.................................81
       Part I        The Banks............................................81
       Part II       The Original Guarantors..............................82

Schedule 2           FORM OF TRANSFER CERTIFICATE.........................83

Schedule 3           CONDITIONS PRECEDENT.................................86

Schedule 4           NOTICE OF DRAWDOWN...................................87

Schedule 5           FORM OF COMPLIANCE CERTIFICATE.......................89
       Part I        Parent's Compliance Certificate......................89
       Part II       Original Borrower's Compliance Certificate...........91

Schedule 6           FORM OF ACCESSION MEMORANDUM.........................92

Schedule 7           ADDITIONAL CONDITIONS PRECEDENT......................94

Schedule 8           FORM OF RESIGNATION NOTICE...........................96
       Part I        Resignation Of Additional Borrower...................96
       Part II       Resignation Of Guarantor.............................97

Schedule 9           MANDATORY COST.......................................98

Schedule 10          EXISTING SECURITY...................................101

Schedule 11          MATERIAL SUBSIDIARIES...............................102

Schedule 12          EXISTING NOTARISATIONS..............................103

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THIS AGREEMENT is a restatement of the (pound)1,000,000,000 term and revolving credit agreement originally dated 18 October 2002, setting out the terms of that agreement as amended on 10 December 2002, 12 January 2004 and 16 March 2005 and in its restated form is made:

BETWEEN

(1) RMC GROUP LIMITED (registered no. 00249776) (in its capacity as borrower hereunder, the "Original Borrower");

(2) RMC GROUP LIMITED, CEMEX ESPANA, S.A., CEMEX CARACAS INVESTMENTS B.V., CEMEX CARACAS II INVESTMENTS B.V., CEMEX EGYPTIAN INVESTMENTS B.V., CEMEX MANILA INVESTMENTS B.V., CEMEX AMERICAN HOLDINGS B.V. and CEMEX SHIPPING B.V. (the "Original Guarantors");

(3) BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, HSBC INVESTMENT BANK PLC, THE ROYAL BANK OF SCOTLAND PLC and WESTLB AG, LONDON BRANCH as mandated lead arrangers of the Facilities (the "Mandated Lead Arrangers");

(4)  THE ROYAL BANK OF SCOTLAND PLC as agent for the Banks (the "Agent"); and

(5)  THE BANKS (as defined below).

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions In this Agreement:

     "Accession Memorandum" means a memorandum substantially in the form set out in Schedule 6 (Form of Accession Memorandum).

     "Additional Borrower" means any company which has become an Additional Borrower in accordance with Clause 35 (Changes to the Obligors).

     "Additional Guarantors" means any company which has become an Additional Guarantor in accordance with Clause 35 (Changes to the Obligors).

     "Advance" means a Revolving Advance or a Term Advance.

     "Adjusted EBITDA" has the meaning given to it in Clause 21 (Financial Condition).

     "Amendment Agreement" means the amendment agreement in relation to this Agreement entered into on 16 March 2005.

     "Asia Fund" means Cemex Asia Holdings Ltd. ("CAH") or any other vehicles used by the Parent or any other member of the Group to invest, or finance investments already made, in companies involved in or assets dedicated to the cement, concrete or aggregates business in Asia in both cases, such company or vehicle, as applicable, with committed third parties with minority interests other than members of the Group or CEMEX, S.A. de C.V. and its Subsidiaries and with the Parent maintaining control of its management.

     "Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

     "Authorised Signatory" means, in relation to an Obligor or proposed Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Agent) and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor or proposed Obligor setting out the name and signature of such person and confirming such person's authority to act.

     "Available Commitment" means, in relation to a Bank at any time, its Available Revolving Commitment and its Available Term Commitment.

     "Available Revolving Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Revolving Commitment at such time less its share of the Sterling Amount of Revolving Advances which are then outstanding provided that such amount shall not be less than zero.

     "Available Revolving Facility" means, at any time, the aggregate amount of the Available Revolving Commitments adjusted, in the case of any proposed drawdown, so as to take into account:

     (a) any reduction in the Revolving Commitment of a Bank pursuant to the terms hereof;

     (b) any Revolving Advance which, pursuant to any other drawdown, is to be made; and

     (c)  any Revolving Advance which is due to be repaid,

     on or before the proposed drawdown date.

     "Available Term Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Term Commitment at such time less the aggregate of its share of the Original Sterling Amount of the Term Advances which are then outstanding.

     "Available Term Facility" means, at any time, the aggregate amount of the Available Term Commitments adjusted, in the case of any proposed drawdown, so as to take into account any reduction in the Term Commitment of a Bank on or before the proposed drawdown date pursuant to the terms hereof.

     "Bank" means any financial institution:

     (a)  listed in Part I of Schedule 1 (The Original Parties); or

     (b) which has become a party hereto in accordance with Clause 34.4 (Assignments by Banks) or Clause 34.5 (Transfers by Banks),

     and which has not ceased to be a party hereto in accordance with the terms hereof.

     "Borrowers" means the Original Borrower and each Additional Borrower, provided that such company has not been released from its rights and obligations hereunder in accordance with Clause 35.3 (Resignation of an Additional Borrower).

     "Business Day" means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in London and:

     (a) (in relation to any date for payment or purchase of a sum denominated in a currency other than the euro) the principal financial centre of the country of such currency; or

     (b) (in relation to any date for payment or purchase of a sum denominated in the euro) any TARGET Day.

     "Capital Lease" means any lease that is capitalised on the balance sheet prepared in accordance with Spanish GAAP.

     "Cemex Existing Facility Agreement" means the US$3,800,000,000 facility agreement dated 24 September 2004 made between the Parent as borrower, certain subsidiaries of the Parent as guarantors and the banks defined therein.

     "Cemex Capital Contributions" has the meaning given to it in Clause 21 (Financial Condition).

     "Clean-Up Date" means the date falling 180 days after 1 March 2005.

     "Clean-Up Period" means the period commencing on 1 March 2005 and ending on the Clean-Up Date.

     "Commitment" means, in relation to a Bank at any time, the aggregate of its Revolving Commitment and its Term Commitment.

     "Compliance Certificate" means, in relation to the Parent, a certificate substantially in the form set out in Part I of Schedule 5 (Form of Compliance Certificate) and, in relation to the Original Borrower, a certificate substantially in the form set out in Part II of Schedule 5 (Form of Compliance Certificate).

     "Confidentiality Undertaking" means a confidentiality undertaking in the standard form from time to time of the LMA or in such other form as may be agreed between the Parent and the Agent.

     "Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

     "Dispute" means any dispute referred to in Clause 42 (Jurisdiction).

     "EBITDA" has the meaning given to it in Clause 21 (Financial Condition).

     "Effective Date" has the meaning given to that term in the Amendment Agreement.

     "Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

     "Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

     "Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

     "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "EURIBOR" means, in relation to any amount to be advanced to or owing by an Obligor under the Finance Documents on which interest for a given period is to accrue:

     (a) the percentage rate per annum determined by the Banking Federation of the European Union for the offering of deposits in euro for such period displayed at the appropriate page of the Telerate screen or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying the percentage rate per annum determined by the Banking Federation of the European Union for the offering of deposits in euro for such period as the Agent, after consultation with the Banks and the Parent, shall select; or

     (b) if no percentage rate per annum for the offering of deposits in euro is displayed for the relevant period, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in euro of such amount and for a period comparable to the relevant Interest Period, as the case may be, as of 11 a.m. (Brussels time) on the Quotation Date for such period.

     "Event of Default" means any circumstance described as such in Clause 23 (Events of Default).

     "Existing Amount" means, in relation to any Term Advance and any two successive Interest Periods relating thereto, the amount of such Term Advance at the beginning of the last day of the first of those Interest Periods less any part thereof falling to be repaid on such day.

     "Existing Facilities" means:

     (a) the (pound)450 million syndicated revolving credit facility made available to the Original Borrower and others on the terms of a credit agreement dated 8th November, 1999 (as amended) (but not, for the avoidance of doubt, the amortising term loan outstanding as Term B under that credit agreement);

     (b)  the following bilateral facilities made available to the Original
          Borrower:

          (i) (euro)38,346,891 facility with Westdeutsche Landesbank (Ireland) plc;

          (ii)    (euro)38,346,891 facility with Bayerische Hypo-und
                  Vereinsbank AG;

          (iii)   (euro)38,340,000 facility with Dresdner Bank AG;

          (iv)    (euro)38,346,891 facility with Sal. Oppenheim jr & Cie;

          (v)     (euro)25,560,000 facility with Deutsche Bank AG; and

          (vi)    (euro)38,340,000 facility with Commerzbank AG.

     (c) the (euro)306,775,129 facility made available to the Original Borrower by Deutsche Bank AG, Commerzbank AG, Dresdner Bank AG and National Westminster Bank AG.

     "Facilities" means the Revolving Facility and the Term Facility.

     "Facility Office" means, in relation to the Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Bank, the office notified by it to the Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select by notice to the Agent.

     "Final Term Repayment Date" means the day which is 60 months after the date hereof.

     "Finance Charges" has the meaning given to it in Clause 21 (Financial Condition).

     "Finance Document" means this Agreement, any Accession Memorandum, any fee letter delivered pursuant to Clause 25 (Commitment Commission and Fees), the Syndication Letter and any other document designated as such by the Agent and the Parent.

     "Finance Parties" means the Agent, the Mandated Lead Arrangers and the
     Banks.

     "Financial Indebtedness" means any indebtedness for or in respect of, and without double counting:

     (a) moneys borrowed (including, but not limited to, any amount raised by acceptance under any acceptance credit facility and receivables sold or discounted on a recourse basis (it being understood that Permitted Securitisations shall be deemed not to be on a recourse basis));

     (b) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

     (c) the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with Spanish GAAP, be treated as a Capital Lease;

     (d) the deferred purchase price of assets or the deferred payment of services, except trade accounts payable in the ordinary course of business;

     (e) obligations of a person under repurchase agreements for the stock issued by such person or another person;

     (f) obligations of a person with respect to product invoices incurred in connection with exporting financing;

     (g) all Financial Indebtedness of others secured by Security on any asset of a person, regardless of whether such Financial Indebtedness is assumed by such person in an amount equal to the lower of (i) the net book value of such asset and (ii) the amount secured thereby; and

     (h)  guarantees of Financial Indebtedness of other persons.

     "GAAP" means, in relation to an Obligor, the generally accepted accounting principles applying to it (i) in the country of its incorporation; or (ii) in a jurisdiction agreed to by the Agent.

     "Group" means the Parent and its Subsidiaries from time to time.

     "Guarantees" has the meaning given to it in Clause 21 (Financial
     Condition).

     "Guarantors" means each Original Guarantor and each Additional Guarantor.

     "Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

     "Information Memorandum" means the document concerning, among other things, the Original Obligors and the proposed acquisition of RMC Group Limited by Cemex UK Limited dated December 2004 which, at their request and on their behalf, has been prepared in relation to this transaction, approved by the Parent and distributed by The Royal Bank of Scotland plc to selected financial institutions.

     "Instructing Group" means:

     (a) before any Advances have been made, a Bank or Banks whose Commitments amount in aggregate to more than sixty-six and two thirds per cent. of the Total Commitments; and

     (b) thereafter, a Bank or Banks to whom in aggregate more than sixty-six and two thirds per cent. of the Sterling Amount of the Loan is (or, immediately prior to its repayment, was then) owed.

     "Intellectual Property Rights" has the meaning given to it in Clause 21 (Financial Condition).

     "Interest Period" means, save as otherwise provided herein:

     (a) any of those periods mentioned in Clause 5.1 (Interest Periods for Term Advances); and

     (b) in relation to an Unpaid Sum, any of those periods mentioned in Clause 27.1 (Default Interest Periods).

     "Legal Opinions" means the legal opinions delivered to the Agent pursuant to the Amendment Agreement in relation to the Original Obligors or pursuant to Clause 35 (Changes to the Obligors) in relation to any Additional Obligors.

     "LIBOR" means, in relation to any amount to be advanced to or owing by an Obligor under the Finance Documents on which interest for a given period is to accrue:

     (a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the British Bankers Association Interest Settlement Rate for the currency of the relevant amount (being currently 3740 or, as the case may be, 3750) for such period at or about 11.00 a.m. on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying the British Bankers Association Interest Settlement Rate for such currency as the Agent, after consultation with the Banks and the Parent, shall select; or

     (b) if no quotation for the relevant currency and the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the currency of such amount and for a period comparable to the relevant Interest Period or Term, as the case may be, as of 11.00 a.m. on the Quotation Date for such period.

     "LMA" means the Loan Market Association.

     "Loan" means, at any time, the aggregate of the Revolving Loan and the Term Loan.

     "Loan Notes" means the loan notes (if any) issued to the shareholders of the Original Borrower.

     "Mandatory Cost" means the rate determined in accordance with Schedule 9 (Mandatory Cost).

     "Margin" means from the Effective Date until delivery of the first Compliance Certificate thereafter in accordance with Clause 20.2(b) (Compliance Certificate), 0.60 per cent. per annum. Thereafter, the Margin at any time is calculated by reference to the RMC Borrowing/EBITDA Ratio. If the RMC Borrowing/EBITDA Ratio as shown by the Compliance Certificate most recently delivered under Clause 20 (Financial Information) is:

     (a)  greater than 3.0:1.0, the Margin shall be 0.90 per cent. per annum;

     (b) greater than 2.5:1.0 but less than or equal to 3.0:1.0, the Margin shall be 0.75 per cent. per annum;

     (c) greater than 2.0:1.0 but less than or equal to 2.5:1.0, the Margin shall be 0.60 per cent. per annum;

     (d) greater than 1.5:1 but less than or equal to 2.0:1, the Margin shall be 0.50 per cent. per annum; or

     (e) less than or equal to 1.5:1.0, the Margin shall be 0.425 per cent. per annum.

     Any change in the Margin shall take effect in relation to any Advance outstanding or current Interest Period at the time of receipt by the Agent of the Compliance Certificate pursuant to Clause 20 (Financial Information) at the time of that receipt provided that if at any time there is an Event of Default or Default then the Margin shall be 0.90 per cent. per annum for such time.

     "Material Adverse Effect" means a material adverse effect on:

     (a) the business, condition (financial or otherwise) or operations of the Group taken as a whole;

     (b) the rights or remedies of any Finance Party under the Finance Documents; or

     (c) the ability of any Obligor to perform its obligations under the Finance Documents.

     "Material Subsidiary" means, at any time:

     (a) from the Effective Date, the companies listed in Schedule 11 (Material Subsidiaries); and

     (b) in addition, following the date on which the first Compliance Certificate is delivered in accordance with Clause 20.2(a) (Compliance Certificate), any other Subsidiary of the Parent:

          (i) which becomes a Subsidiary of the Parent after the Effective Date or acquires substantial assets or businesses after the Effective Date; and

          (ii)    which:

                  (A) has total assets representing 5 per cent. or more of the total consolidated assets of the Group; and/or

                  (B) has revenues representing 5 per cent. or more of the consolidated turnover of the Group,

                  in each case calculated on a consolidated basis and any Holding Company of any such Subsidiary (save unless such company is already an Obligor hereunder).

                  Compliance with the conditions set out in sub-paragraphs (i) and (ii) of paragraph (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group, but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group's auditors as representing an accurate reflection of each of the respective revised total assets and turnover of the Group).

                  A report by the auditors of the Parent that a Subsidiary is a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

     "Net Borrowings" has the meaning given to it in Clause 21 (Financial Condition).

     "New Amount" means, in relation to any Term Advance and any two successive Interest Periods relating thereto, the amount of such Term Advance at the beginning of the second of those Interest Periods, as determined in accordance with Clause 4.3 (Amounts of Term Advances).

     "Notarisation" has the meaning ascribed to such term in Clause 22.5 (Notarisation).

     "Notice of Drawdown" means a notice substantially in the form set out in
     Schedule 4 (Notice of Drawdown).

     "Obligors" means the Borrowers and the Guarantors.

     "Off-Balance Sheet Transactions" has the meaning given to it in Clause 21 (Financial Condition).

     "Optional Currency" means Australian dollars, US dollars, Swiss francs, Japanese yen and euros or any other currency (except sterling) which has been previously approved in writing by the Agent (acting on the instructions of all the Banks) as an optional currency for the purpose of any drawdown at least three Business Days prior to delivery of the Notice of Drawdown for such Advance or request under Clause 4.1 (Borrower's Request for Optional Currency) and, at the time of drawdown or denomination of Advance, the currency is:

     (a)  freely transferable and freely convertible into sterling; and

     (b)  available to banks in the relevant interbank market.

     "Original Financial Statements" means:

     (a) in relation to RMC Group Limited, its audited consolidated financial statements for its financial year ended 31st December, 2003;

     (b) in relation to each Guarantor (other than the Original Borrower, the Parent, Cemex American Holdings B.V. and Cemex Shipping B.V.), its respective audited unconsolidated (and, to the extent available, its audited consolidated) financial statements for its financial year ended 31 December 2003;

     (c) in relation to the Parent, its audited consolidated financial statements for its financial year ended 31 December 2003; and

     (d) in relation to any Additional Borrower or Additional Guarantor, its audited financial statements delivered pursuant to Schedule 7 (Additional Conditions Precedent).

     "Original Obligors" means the Original Borrower and the Original
     Guarantors.

     "Original Sterling Amount" means:

     (a) in relation to a Revolving Advance, the amount specified in the Notice of Drawdown relating thereto, as the same may be reduced pursuant to Clause 7.4 (Reduction of Available Revolving Commitment) or, if such Revolving Advance is not denominated in sterling, the equivalent of such amount (as the same may be so reduced) in Sterling as at the date of such Notice of Drawdown; and

     (b)  in relation to a Term Advance:

          (i) where such Advance came into existence as a result of a drawing under the Term Facility, the amount specified as such in the Notice of Drawdown relating thereto, as the same may be reduced pursuant to Clause 3.3 (Reduction of Available Term Commitment);

          (ii) where such Term Advance came into existence upon the consolidation of two or more Term Advances, the aggregate of the Original Sterling Amounts of the Term Advances so consolidated; and

          (iii) where such Term Advance came into existence upon the division of a Term Advance, the amount specified as such by the Borrower pursuant to Clause 5.4 (Division of Term Advances)

     "Outlook" means a rating outlook of the Parent with regard to the Parent's economic and/or fundamental business condition, as assigned by a Rating Agency.

     "Parent" means CEMEX Espana, S.A.

     "Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency at the relevant time in accordance with legislation of the European Union relating to the Economic and Monetary Union.

     "Party" means a party to this Agreement.

     "Permitted Notarisations" has the meaning ascribed to such term in Clause
     22.5 (Notarisation).

     "Permitted Securitisation" means a sale, transfer or other securitisation of receivables and related assets by any member of the Group, including a sale at a discount, provided that:

     (a) such receivables have been transferred, directly or indirectly, by the originator hereof to a Special Purpose Vehicle in a manner that satisfies the requirements for an absolute conveyance, and not merely a pledge, under the laws and regulations of the jurisdiction in which such originator is organised;

     (b) such Special Purpose Vehicle issues notes, certificates or other obligations which are to be repaid from collections and other proceeds of such receivables; and

     (c) except for customary representations, warranties, covenants and indemnities, such sale, transfer or other securitisation is carried out on a non-recourse basis.

     "Permitted Security" has the meaning given to it in Clause 22.6 (Negative pledge).

     "Proportion" means, in relation to a Bank:

     (a) whilst no Advances are outstanding, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); or

     (b) whilst at least one Advance is outstanding, the proportion borne by its share of the Sterling Amount of the Loan to the Sterling Amount of the Loan.

     "Qualifying Lender" means a Bank which is:

     (a) a bank for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 which is within the charge to United Kingdom corporation tax as regards interest payable or paid to it under this Agreement and is beneficially entitled to such interest; or

     (b) not resident for tax purposes in the United Kingdom but is a financial institution which is resident in a country with which the United Kingdom has an appropriate double taxation treaty pursuant to which that financial institution is entitled to complete exemption from United Kingdom tax on interest and is entitled to apply to receive interest under this Agreement without withholding or deduction on account of tax and is beneficially entitled to such interest or is otherwise entitled to receive such interest without withholding or deduction on account of tax.

     "Quotation Date" means, in relation to any period for which an interest rate is to be determined under the Finance Documents, the day on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

     "Rating" means at any time the solicited long term credit rating or the senior implied rating of the Parent or an issue of securities of or guaranteed by the Parent, where the rating is based primarily on the senior unsecured credit risk of the Parent and/or, in the case of the senior implied rating, on the characteristics of any particular issue, assigned by a Rating Agency.

     "Rating Agency" means Standard & Poors Corporation or Moody's Investors Service Inc.

     "Reference Banks" means, in relation to LIBOR, EURIBOR and Mandatory Cost, the principal London offices of The Royal Bank of Scotland plc, BNP Paribas and HSBC Bank plc.

     "Relevant Period" has the meaning given to it in Clause 21 (Financial Condition).

     "Repayment Date" means, in relation to any Revolving Advance, the last day of the Term thereof.

     "Repeated Representations" means each of the representations set out in Clause 19.1 (Status) to Clause 19.6 (Governing law and enforcement), Clause 19.9 (No default), paragraphs (a) and (b) of Clause 19.11 (Financial statements), Clause 19.12 (Pari passu ranking), 19.13 (No proceedings pending or threatened), Clause 19.14 (No winding-up) and Clause 19.15 (Material Adverse Change).

     "Resignation Notice" means, in relation to a Borrower, a notice substantially in the form set out in Part I of Schedule 8 (Form of Resignation Notice) and, in relation to a Guarantor, a notice substantially in the form set out in Part II of Schedule 8 (Form of Resignation Notice).

     "Revolving Advance" means an advance made or to be made by the Banks under the Revolving Facility.

     "Revolving Availability Period" means in relation to the Revolving Facility the period from and including the Syndication Date to and including the date one month prior to the Revolving Termination Date.

     "Revolving Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name under the heading Revolving Commitment in Part I of Schedule 1 (The Banks).

     "Revolving Facility" means the multicurrency revolving loan facility granted to the Borrowers under paragraph (a) of Clause 2.1 (Grant of the Facilities).

     "Revolving Loan" means, at any time, the aggregate principal amount of the outstanding Revolving Advances.

     "Revolving Termination Date" means the day which is 72 months after the date hereof.

     "RMC Adjusted EBITDA" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC Borrowing/EBITDA Ratio" means, at any time, the ratio as at the end of the last RMC Relevant Period of RMC Consolidated Total Net Borrowings as at the end of that RMC Relevant Period to RMC Adjusted EBITDA for the last RMC Relevant Period.

     "RMC Cemex Capital Contributions" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC Consolidated Net Worth" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC Consolidated Net Interest Payable" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC Consolidated Total Net Borrowings" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC EBITDA" has the meaning given to it in Clause 21 (Financial
     Condition).

     "RMC Group" means RMC Group Limited and its Subsidiaries from time to time.

     "RMC Indebtedness for Borrowed Money" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC Relevant Period" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC Royalty Expenses" has the meaning given to it in Clause 21 (Financial Condition).

     "RMC Subordinated Debt" has the meaning given to it in Clause 21 (Financial Condition).

     "Rolling Basis" has the meaning given to it in Clause 21 (Financial Condition).

     "Rollover Advance" means a Revolving Advance which is used to refinance a maturing Revolving Advance and which is the same amount or less and the same currency as such maturing Revolving Advance and is to be drawn on the day such maturing Revolving Advance is to be repaid.

     "Royalty Expenses" has the meaning given to it in Clause 21 (Financial Condition).

     "Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

     "Spain" means the Kingdom of Spain.

     "Spanish Public Document" means any obligation in an Escritura Publica or documento intervenido.

     "Special Purpose Vehicle" means a securitisation trust or fund, limited liability company, partnership or other special purpose person established to implement a securitisation of receivables, provided that the business of such person is limited to acquiring, servicing and funding receivables and related assets and activities incidental thereto.

     "Stake" means a number of shares in any Group member held by another Group member the disposal of which would cause the first Group member to cease to be a Subsidiary of the second Group member.

     "Sterling Amount" means:

     (a) in relation to an Advance, its Original Sterling Amount as reduced by the proportion (if any) of such Advance which has been repaid; and

     (b) in relation to the Loan, the aggregate of the Sterling Amounts of the outstanding Advances.

     "Subordinated Debt" has the meaning given to it in Clause 21 (Financial Condition).

     "Subsidiary" means in relation to any company or corporation, a company or corporation:

     (a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

     (a) more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

     (b) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

     and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

     "Syndication Date" means the last day of the Syndication Period.

     "Syndication Letter" means the Syndication Letter dated on or about the date of this Agreement between the Original Borrower, the Mandated Lead Arrangers and the Banks originally party to this Agreement in relation to the syndication process and other arrangements.

     "Syndication Period" has the meaning ascribed to it in the Syndication Letter.

     "TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

     "TARGET DAY" means any day on which TARGET is open for settlement of payments in euro.

     "Term" means, save as otherwise provided herein, in relation to any Revolving Advance, the period for which such Revolving Advance is borrowed, as specified in the Notice of Drawdown relating thereto.

     "Term Advance" means an advance (as from time to time consolidated, divided or reduced by repayment) made or to be made by the Banks under the Term Facility.

     "Term Availability Period" means, in relation to the Term Facility, the period from and including the Syndication Date to and including the date 90 days after the Syndication Date.

     "Term Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name under the heading Term Commitment in Part I of Schedule 1 (The Banks).

     "Term Facility" means the multicurrency term loan facility granted to the Borrower under paragraph (b) of Clause 2.1 (Grant of the Facilities).

     "Term Loan" means, at any time, the, aggregate principal amount of outstanding Term Advances.

     "Term Repayment Date" means each of the dates set out in Clause 12 (Repayment of the Term Facility) including the Final Term Repayment Date.

     "Total Borrowings" has the meaning given to it in Clause 21 (Financial Condition).

     "Total Commitments" means, at any time, the aggregate of the Banks' Commitments. "Transfer Certificate" means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) signed by a Bank and a Transferee under which:

     (a) such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights, benefits and obligations under the Finance Documents upon and subject to the terms and conditions set out in Clause 34.3 (Assignments and Transfers by Banks); and

     (b) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 34.5 (Transfers by Banks).

     "Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

     "Transferee" means a person to which a Bank seeks to transfer by novation all or part of such Bank's rights, benefits and obligations under the Finance Documents.

     "Unpaid Sum" means the unpaid balance of any of the sums referred to in Clause 27.1 (Default Interest Periods).

1.2  Interpretation
     Any reference in this Agreement to:

     an "affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

     the "Agent", any "Bank" or any "Mandated Lead Arranger" shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

     a document being in an "agreed form" means that document in the form initialled by or on behalf of the Parent and the Agent;

     "continuing", in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof and, in relation to a Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

     the "equivalent" on any date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

     "indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

     a "law" shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body of court;

     a "member state" shall be construed as a reference to a member state of the European Union;

     a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

     (a) if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

          if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month.

          The above rules will only apply to the last month of any period. All references to months and monthly shall be construed accordingly.

     a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

     "repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include prepay (or, as the case may be, the corresponding derivative form thereof);

     a "successor" shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

     "tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) of any jurisdiction;

     "VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time of any jurisdiction;

     a "wholly-owned Subsidiary" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned Subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned Subsidiaries; and

     the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, bankruptcy, winding-up, reorganisation, dissolution or administration.

1.3  Currency Symbols and Definitions

     (a) (pound) and sterling denote lawful currency of the United Kingdom; US$ and US dollars denote lawful currency of the United States of America; A$ and Australian dollars denote lawful currency of the Commonwealth of Australia; Swiss francs denotes lawful currency of Switzerland; and Japanese yen denotes lawful currency of Japan.

     (b) euro, (euro) and EUR means the single currency of the Participating Member States.

1.4  Agreements and Statutes
     Any reference in this Agreement to:

     (a) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

     (b) a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5  Headings
     Clause and Schedule headings are for ease of reference only.

1.6  Time
     Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

1.7  Third Party Rights
     A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement other than any director, officer or employee of the Agent or the Mandated Lead Arrangers as referred to in, and for the purposes of, Clause 33.7 (No Actions).

2.   THE FACILITIES

2.1  Grant of the Facilities

     The Banks grant to the Borrowers, upon the terms and subject to the conditions hereof:

     (a) a multicurrency revolving loan facility in an aggregate amount of (pound)425,558,038 or its equivalent from time to time in Optional Currencies; and

     (b) a multicurrency term loan facility in an aggregate amount of (pound)178,796,154 or its equivalent from time to time in Optional Currencies.

2.2 Purpose and Application of the Term Facility The proceeds of each Term Advance will be applied in or towards:

     (a)  refinancing the Existing Facilities; and/or

     (b)  general corporate purposes

     and none of the Finance Parties shall be obliged to concern themselves with such application.

2.3  Purpose and Application of the Revolving Facility
     The Revolving Facility is intended for general corporate purposes and, accordingly, each Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of its general corporate purposes and none of the Finance Parties shall be obliged to concern themselves with such application.

2.4  Conditions Precedent
     Save as the Banks may otherwise agree, none of the Borrowers may deliver any Notice of Drawdown requesting a Term Advance or a Revolving Advance unless:

     (a) the Agent has confirmed to the Original Borrower and the Banks that it has received all of the documents and other evidence listed in
          Schedule 3 (Conditions Precedent) and that each is, in form and substance, satisfactory to the Agent; and

     (b)  the Syndication Period has expired.

2.5  Banks' Obligations Several
     The obligations of each Bank are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of an Obligor towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

2.6  Banks' Rights Several
     The rights of each Bank are several and any debt arising hereunder at any time from an Obligor to any of the other parties hereto shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

3.   UTILISATION OF THE TERM FACILITY

3.1  Drawdown Conditions for Term Advances
     A Term Advance will be made by the Banks to a Borrower if:

     (a) not less than one Business Day, in the case of any Term Advance to be denominated in sterling, or three Business Days, in the case of any Term Advance to be denominated in an Optional Currency, before the proposed date for the making of such Term Advance, the Agent has received a completed Notice of Drawdown from such Borrower;

     (b) the proposed date for the making of such Term Advance is a Business Day within the Term Availability Period;

     (c) the proposed Original Sterling Amount of such Term Advance is (a) (if less than the Available Term Facility) a minimum amount of (pound)25,000,000 and an integral multiple of (pound)5,000,000 or
          (b) equal to the amount of the Available Term Facility;

     (d) there would not, immediately after the making of such Term Advance, be more than six Term Advances outstanding; and

     (e)  on and as of the proposed date for the making of such Term Advance
          (i) no Event of Default or Default is continuing or would result from the proposed Term Advance and (ii) the Repeated Representations are true in all material respects.

3.2  Each Bank's Participation in Term Advances
     Each Bank will participate through its Facility Office in each Term Advance made pursuant to Clause 3.1 (Drawdown Conditions for Term Advances) in the proportion borne by its Available Term Commitment to the Available Term Facility immediately prior to the making of that Term Advance.

3.3  Reduction of Available Term Commitment
     If a Bank's Available Term Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for a Term Advance and such reduction was not taken into account in the Available Term Facility, then both the Original Sterling Amount and the amount of that Term Advance shall be reduced accordingly.

4.   MULTICURRENCY OPTION

4.1  Borrower's Request for Optional Currency
     If a Term Advance has been or is to be made to a Borrower, the relevant Borrower may, not later than three Business Days before the first day of an Interest Period, request (by notice to the Agent) that any Term Advance be denominated in any Optional Currency during such Interest Period, in which event such Term Advance shall, subject to Clause 4.2 (Conditions for Denominating a Term Advance in an Optional Currency), be denominated in such Optional Currency. If the relevant Borrower does not make such a request, each Term Advance shall be denominated in the currency in which it was denominated during the preceding Interest Period.

4.2  Conditions for Denominating a Term Advance in an Optional Currency
     If a Term Advance is to be denominated in an Optional Currency during any Interest Period relating thereto, but:

     (a) no later than one hour after the time at which the rate is to be determined on the Quotation Date for such Interest Period, the Agent notifies the relevant Borrower and the Banks that the Agent is of the opinion by reason of circumstances affecting the London interbank market generally that it is not feasible for such Term Advance to be made in such Optional Currency or, as the case may be, denominated in such Optional Currency; or

     (b) to give effect to such request would cause the Term Loan to be denominated in more than four Optional Currencies,

     the agent shall notify the relevant Borrower and the Banks and such Term Advance shall be denominated in sterling in an amount equal to the Original Sterling Amount.

4.3  Amounts of Term Advances

     The amount of a Term Advance during an Interest Period relating thereto (in determining which it shall be assumed that any part of such Term Advance falling to be repaid on or before the last day of the preceding Interest Period, if any, relating thereto is duly repaid) shall be:

     (a) the Sterling Amount of such Term Advance if such Term Advance is to be denominated in sterling during such Interest Period; or

     (b) if such Term Advance is to be denominated in an Optional Currency, the amount of such Optional Currency which could be purchased with the Sterling Amount of such Term Advance at the spot rate of exchange quoted by the Agent at or about 11.00 a.m. on the third Business Day preceding the first day of such Interest Period for the purchase of such Optional Currency with sterling, provided that if a Term Advance is to be denominated in the same Optional Currency during two successive Interest Periods and the amount of such Term Advance, calculated in accordance with paragraph (b), is no more than five per cent. higher or lower than its Existing Amount, its New Amount shall be its Existing Amount.

4.4  Currency Change
     If a Term Advance is to be denominated in different currencies during two successive Interest Periods, then, on the last day of the first of those Interest Periods:

     (a) each Bank shall pay an amount equal to its portion of the New Amount of such Term Advance to the Agent, who shall hold the same on behalf of such Bank;

     (b)  the Agent shall:

          (i) apply the amount so made available to it by each Bank in or towards the purchase of such Bank's portion of the Existing Amount of such Term Advance and pay the amount so purchased to such Bank; and

          (ii) pay any portion of the amount made available to it by the Banks and not applied in accordance with paragraph (b)(i) to the relevant Borrower or, if a Default or an Event of Default shall have occurred and the Agent or an Instructing Group so determines, to the Banks, any amount so paid to the Banks being treated as if it were a prepayment made by the relevant Borrower, in respect of a Term Advance, under Clause 13.2 (Prepayment of the Term Loan)); and

     (c) the relevant Borrower shall pay to the Agent for the account of each Bank a sum equal to the amount (if any) by which such Bank's share of the Existing Amount of such Term Advance exceeds the portion thereof purchased by the Agent pursuant to paragraph (b)(i).

4.5  Same Currency

     Subject to Clause 4.3 (Amounts of Term Advances), if a Term Advance is to be denominated in the same Optional Currency during two successive Interest Periods and there is any difference between the Existing Amount of such Term Advance and its New Amount, then, on the last day of the first of those Interest Periods:

     (a) if the Existing Amount of such Term Advance exceeds its New Amount, the relevant Borrower shall pay to the Agent for the account of the Banks an amount equal to the amount of such excess; or

     (b)  if the New Amount of such Term Advance exceeds its Existing Amount:

          (i) each Bank shall pay to the Agent for the account of the relevant Borrower an amount equal to its portion of the amount of such excess; or

          (ii) if a Default or an Event of Default shall have occurred and the Agent or an Instructing Group so determines, no such payments shall be made and a sum equal to the aggregate amount which would have been so payable shall be treated as having been prepaid by the relevant Borrower, in respect of a Term Advance, under Clause 13.2 (Prepayment of the Term
                  Loan).

5.   INTEREST PERIODS FOR TERM ADVANCES

5.1  Interest Periods for Term Advances
     The period for which a Term Advance is outstanding shall be divided into successive periods each of which (other than the first, which shall begin on the day such Term Advance is made) shall start on the last day of the preceding such period.

5.2  Duration of Interest Periods for Term Advances
     The duration of each Interest Period in respect of a Term Advance shall, save as otherwise provided herein, be one, two, three or six months, in each case as the Borrower to which such Term Advance is made may by not less than one Business Day's, in the case of any Term Advance denominated in sterling, or three Business Days', in the case of any Term Advance denominated in an Optional Currency, prior notice to the Agent select, provided that:

     (a) if such Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to paragraph (b), be one month; and

     (b) any Interest Period which would otherwise end during the month preceding, or extend beyond, a Term Repayment Date shall be of such duration that it shall end on such Term Repayment Date.

5.3  Consolidation of Term Advances
     If two or more Interest Periods relating to Term Advances denominated in the same currency and borrowed by the same Borrower end at the same time then, on the last day of those Interest Periods, the Term Advances to which they relate shall be consolidated into and treated as a single Term Advance.

5.4  Division of Term Advances
     The Borrower to which such Term Advance is made may, by not less than one Business Day's, in the case of any Term Advance denominated in sterling, or three Business Days', in the case of any Term Advance denominated in an Optional Currency, prior notice to the Agent, direct that any Term Advance shall, at the beginning of any Interest Period relating thereto, be divided into (and thereafter, save as otherwise provided herein, treated in all respects as) two or more Term Advances having such Original Sterling Amounts (in aggregate, equalling the Sterling Amount of the Term Advance being so divided) as shall be specified by such Borrower in such notice, provided that such Borrower shall not be entitled to make such a direction if:

     (a) as a result of so doing, there would be more than six outstanding Term Advances; or

     (b) any Term Advance thereby coming into existence would have an Original Sterling Amount of less than (pound)25,000,000.

5.5  Consolidated and Divided Term Advances

     For the purpose of Clause 4 (Multicurrency Option), a Term Advance which comes into existence upon the consolidation of two or more existing Term Advances or the division of an existing Term Advance shall be treated as having existed prior to the date on which it comes into existence and:

     (a) in the case of a consolidated Term Advance, having an amount equal to the aggregate of the amounts of the Term Advances so consolidated;

     (b) in the case of a divided Term Advance, having an amount equal to the portion of the Term Advance so divided which bears the same proportion to the amount of the Term Advance so divided as the Sterling Amount of the Term Advance coming into existence bears to the Sterling Amount of the Term Advance so divided.

6.   PAYMENT AND CALCULATION OF INTEREST ON TERM ADVANCES

6.1  Payment of Interest
     On the last day of each Interest Period relating to a Term Advance (and, if the Interest Period of such Term Advance exceeds six months, on the expiry of each period of six months during that Interest Period) the Borrower to which such Term Advance has been made shall pay accrued interest on the Term Advance to which such Interest Period relates.

6.2  Calculation of Interest
     The rate of interest applicable to a Term Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of:

     (a)  the relevant Margin from time to time during such period;

     (b)  the Mandatory Cost in respect thereof at such time; and

     (c) LIBOR, or in relation to any Term Advance in euro, EURIBOR on the Quotation Date therefor.

7.   UTILISATION OF THE REVOLVING FACILITY

7.1  Drawdown Conditions for Revolving Advances
     A Revolving Advance will be made by the Banks to a Borrower if:

     (a) not more than one Business Day, in the case of any Revolving Advance denominated in sterling, or three Business Days, in the case of any Revolving Advance denominated in an Optional Currency, before the proposed date for the making of such Revolving Advance, the Agent has received a completed Notice of Drawdown from such Borrower;

     (b) the proposed date for the making of such Revolving Advance is a Business Day within the Revolving Availability Period;

     (c)  the proposed Original Sterling Amount of such Revolving Advance is
          (i) (if less than the Available Revolving Facility) a minimum amount of (pound)25,000,000 and an integral multiple of (pound)5,000,000 or
          (ii) equal to the amount of the Available Revolving Facility;

     (d) the proposed Term of the Revolving Advance requested is a period of one, two, three or six months or such other period as the Banks may agree in each case ending on or before the Revolving Termination Date;

     (e) there would not, immediately after the making of such Revolving Advance, be more than ten Revolving Advances outstanding;

     (f) on and as of the proposed date for the making of such Revolving Advance, (i) no Event of Default or (save in relation to a Rollover Advance) Default is continuing or would result from the proposed Revolving Advance and (ii) the Repeated Representations are true in all material respects, then, save as otherwise provided herein, such Revolving Advance will be made in accordance with the provisions hereof.

7.2  Conditions for Denominating a Revolving Advance in an Optional
     Currency If a Borrower requests that a Revolving Advance be denominated in an Optional Currency but:

     (a) no later than one hour after the time at which the rate is to be determined on the Quotation Date for such Revolving Advance, the Agent notifies the relevant Borrower and the Banks that, by reason of circumstances affecting the London interbank market generally, the Agent is of the opinion that it is not feasible for such Revolving Advance to be denominated in such Optional Currency; or

     (b) to give effect to such request would cause the Revolving Loan to be denominated in more than four Optional Currencies,

     the Agent shall notify the relevant Borrower and the Banks and such Revolving Advance shall be denominated in sterling.

7.3  Each Bank's Participation in Revolving Advances
     Each Bank will participate through its Facility Office in each Revolving Advance made pursuant to this Clause 7 in the proportion borne by its Available Revolving Commitment to the Available Revolving Facility immediately prior to the making of that Revolving Advance.

7.4  Reduction of Available Revolving Commitment
     If a Bank's Revolving Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for a Revolving Advance and such reduction was not taken into account in the Available Revolving Facility, then both the Original Sterling Amount and the amount of that Revolving Advance shall be reduced accordingly.

8.   PAYMENT AND CALCULATION OF INTEREST ON REVOLVING ADVANCES

8.1  Payment of Interest
     On the Repayment Date relating to each Revolving Advance (and, if the Term of such Revolving Advance exceeds six months, on the expiry of each period of six months during such Term) the Borrower to which such Revolving Advance has been made shall pay accrued interest on that Revolving Advance.

8.2  Calculation of Interest
     The rate of interest applicable to a Revolving Advance from time to time during its Term shall be the rate per annum which is the sum of:

     (a)  the relevant Margin from time to time during such period;

     (b)  the Mandatory Cost; and

     (c) LIBOR or, in relation to any Revolving Advance in euro, EURIBOR on the Quotation Date therefor.

9.   MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

9.1  Market Disruption
     If, in relation to any Advance:

     (a) LIBOR or, if applicable, EURIBOR is to be determined by reference to Reference Banks and at or about the time at which the rate is to be determined on the Quotation Date for the relevant Interest Period or Term none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR or, if applicable, EURIBOR for the relevant Interest Period or Term; or

     (b) before the close of business in London on the Quotation Date for such Advance the Agent has been notified by a Bank or each of a group of Banks to whom in aggregate thirty-five per cent. or more of such Advance is owed (or, in the case of an undrawn Advance, if made, would be owed) that LIBOR or, if applicable, EURIBOR does not accurately reflect the cost of funding its participation in such Advance, then, the Agent shall notify the Parent, the relevant Borrower and the Banks of such event and, notwithstanding anything to the contrary in this Agreement, Clause 9.2 (Substitute Interest Period and Interest Rate) shall apply to such Advance.

9.2  Substitute Interest Period and Interest Rate

     If paragraph (a) of Clause 9.1 (Market Disruption) applies to an Advance, the duration of the relevant Interest Period or Term shall be one month or, if less, such that it shall end on a Term Repayment Date (in the case of a Term Advance) or the Revolving Termination Date (in the case of a Rollover Advance). If either paragraph (a) or (b) of Clause 9.1 (Market Disruption) applies to an Advance, the rate of interest applicable to such Advance during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 9.3 (Alternative Rate)) be the rate per annum which is the sum of:

     (a)  the Margin at such time;

     (b)  the Mandatory Cost; and

     (c) the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four decimal places) of the rates notified by each Bank to the Agent before the last day of the relevant Interest Period or Term to be those which express as a percentage rate per annum the cost to each Bank of funding from whatever sources it may reasonably select its portion of such Advance during such Interest Period or Term.

9.3  Alternative Rate
     If (a) either of those events mentioned in paragraph (a) and (b) of Clause 9.1 (Market Disruption) occurs in relation to an Advance or (b) by reason of circumstances affecting the London interbank market during any period of three consecutive Business Days LIBOR is not available for sterling to prime banks in the London interbank market, then if the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and/or (ii) upon which the Advances may be maintained (whether in sterling or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.

10.  NOTIFICATION

10.1 Advances
     Not less than three Business Days, in the case of any Advance denominated in an Optional Currency, or one Business Day, in the case of any Advance denominated in sterling, before the first day of an Interest Period or Term, the Agent shall notify each Bank of:

     (a)  the Facility that is to be utilised and the name of the Borrower;

     (b)  the proposed Sterling Amount of the relevant Advance;

     (c)  the proposed length of the relevant Interest Period or Term;

     (d) whether or not such Advance is to be denominated in an Optional Currency (and, if so, the amount of such Advance in the relevant Optional Currency); and

     (e) the aggregate principal amount of the relevant Advance allocated to such Bank pursuant to Clause 7.3 (Each Bank's Participation in Revolving Advances), or Clause 3.2 (Each Bank's Participation in Term Advances).

10.2 Interest Rate Determination
     The Agent shall promptly notify the relevant Borrower and the Banks of each determination of LIBOR, EURIBOR, the Margin, the Mandatory Cost and other costs, if any.

10.3 Changes to Advances or Interest Rates
     The Agent shall promptly notify the relevant Borrower and the Banks of any change to (a) the proposed currency of an Advance occasioned by the operation of Clause 7.2 (Conditions for Denominating a Revolving Advance in an Optional Currency) or Clause 4.2 (Conditions for Denominating a Term Advance in an Optional Currency), (b) the proposed length of an Interest Period or Term or (c) any interest rate occasioned by the operation of Clause 9 (Market Disruption and Alternative Interest Rates).

11.  REPAYMENT OF THE REVOLVING FACILITY
     The Borrower shall repay the Revolving Advance made to it in full on the Repayment Date relating thereto.

12.  REPAYMENT OF THE TERM FACILITY
     The Parent shall procure (and each Borrower which has drawn a Term Advance shall repay its share of the Term Loan in order to ensure) that the Term Loan is repaid in full by the Final Term Repayment Date and in part by each Term Repayment Date set out in the table below by the aggregate amount set beside that Term Repayment Date in the table below.

    --------------------------------------- ------------------------------------
               Term Repayment Date             Aggregate Amount of Term Loan
                                                    to have been repaid
    --------------------------------------- ------------------------------------
    36 months from 18 October 2002          (pound) 5,192,673
    --------------------------------------- ------------------------------------
    48 months from 18 October 2002          (pound) 63,060,500
    --------------------------------------- ------------------------------------
    60 months from 18 October 2002          (pound) 178,796,154
    --------------------------------------- ------------------------------------

13.  CANCELLATION AND PREPAYMENT

13.1 Cancellation of the Term Facility
     The Parent may, by giving to the Agent not less than five Business Days' prior notice to that effect, cancel the whole or any part (being an amount or integral multiple of (pound)50,000,000) of the Available Term Facility. Any such cancellation shall reduce the Available Term Commitment and Term Commitment of the Banks rateably.

13.2 Prepayment of the Term Loan
     The Borrower to which a Term Advance has been made may, if it has given to the Agent not less than five Business Days' prior notice to that effect and subject always to the provisions of Clause 27.4 (Break Costs), prepay the whole of any Term Advance or any part of any Term Advance (being an amount such that the Sterling Amount of the Term Advance will be reduced by an amount or integral multiple of (pound)50,000,000).

13.3 Cancellation of the Revolving Facility
     The Parent may, by giving to the Agent not less than five Business Days' prior notice to that effect, cancel the whole or any part (being an amount or integral multiple of (pound)50,000,000) of the Available Revolving Facility. Any such cancellation shall reduce the Sterling Amount of the Available Revolving Commitment and Revolving Commitment of each Bank rateably.

13.4 Prepayment of the Revolving Loan
     The Borrower to which a Revolving Advance has been made may, by giving to the Agent not less than five Business Days' prior notice to that effect and subject always to the provisions of Clause 27.4 (Break Costs), prepay the whole or any part of a Revolving Advance (being an amount such that the Sterling Amount of the Revolving Loan will be reduced by an amount or integral multiple of (pound)50,000,000).

13.5 Notice of Cancellation or Prepayment
     Any notice of cancellation or prepayment given by a Borrower pursuant to this Clause 13.5 shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige the relevant Borrower to make such prepayment on such date.

13.6 Repayment of a Bank's Share of the Loan
     If:

     (a) any sum payable to any Bank by an Obligor is required to be increased pursuant to Clause 14.1 (Tax Gross-up); or

     (b) any Bank claims indemnification from the Parent under Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs),

     the Parent may, whilst such circumstance continues, give the Agent at least ten Business Days' notice (which notice shall be irrevocable) of its intention to procure the repayment of such Bank's share of the loan. If the Parent gives such notice to the Agent, each Borrower to which an Advance has been made shall repay such Bank's portion of the Advance to which such Interest Period or Term relates, subject always to the provisions of Clause 27.4 (Break Costs). Any repayment of a Term Advance so made after the last day of the Term Availability Period shall reduce rateably the obligation under Clause 12 (Repayment of the Term Facility) on a pro rata basis.

13.7 No Further Advances
     A Bank for whose account a repayment is to be made under Clause 13.6 (Repayment of a Bank's Share of the Loan) shall not be obliged to participate in the making of Advances on or after the date upon which the Agent receives the Parent's notice of its intention to procure the repayment of such Bank's share of the Loan, and such Bank's Available Revolving Commitment and Available Term Commitment shall be reduced to zero.

13.8 Mandatory Prepayment on Change of Control
     (a) If any person or group of connected persons which does not at the Effective Date have direct or indirect control of RMC Group Limited acquires such control then:

          (i) the Parent will give notice of that event to the Agent promptly on becoming aware thereof;

          (ii) following receipt of that notice, or if any Bank otherwise becomes aware of such an event and notifies the Agent, the Agent (acting on the instructions of an Instructing Group) will enter into negotiations with the Parent in good faith for a period not exceeding 30 days (the Negotiation Period) as to the terms on which the Banks may be prepared (without obligation) to continue to provide financing facilities to the Borrowers (the "Revised Terms"); and

          (iii) during the Negotiation Period, no further Advances (other than Rollover Advances) may be made.

     (b) If the Revised Terms have not been agreed within 5 days of the end of the Negotiation Period, the Agent may (after receipt of a notice from a Bank that it is not prepared to continue to provide financing facilities on the Revised Terms) give notice to the Parent that such Bank is exercising its rights under this Clause 13.8 whereupon:

          (i)     all Commitments of such Bank shall immediately be cancelled;
                  and

          (ii) all outstanding Advances of such Bank shall become due and payable and shall be repaid by the relevant Borrowers together with accrued interest and all other amounts payable by the Borrowers hereunder within 5 days of the date of such notice.

     (c) For the purpose of this Clause 13.8, control and connected person shall respectively be construed in accordance with Section 416 and
          Section 839 of the Income and Corporation Taxes Act 1988.

13.9 No Other Repayments
     The Borrowers shall not repay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

13.10  No Reborrowing of the Term Facilities
       None of the Borrowers shall be entitled to reborrow any amount of the Term Facility which is repaid.

14.    TAXES

14.1   Tax Gross-up
      All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor (in respect of which such deduction or withholding is required to be made) shall, subject to Clause 14.3 (Excluded Claims), be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

14.2  Tax Indemnity
      Without prejudice to Clause 14.1 (Tax Gross up), but subject to Clause
      14.3 (Excluded Claims), if any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Parent shall, upon demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 14.2 shall not apply to:

      (a) any tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated or resident for tax purposes; or

      (b) any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or, receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

14.3  Excluded Claims
      If any Bank is not or ceases to be a Qualifying Lender, no Obligor shall be liable to pay to that Bank under Clause 14.1 (Tax Gross-up) or Clause
      14.2 (Tax Indemnity) any amount in respect of taxes levied or imposed in excess of the amount it would have been obliged to pay if that Bank had been or had not ceased to be a Qualifying Lender provided that this Clause 14.3 shall not apply (and each Obligor shall be obliged to comply with its obligations under Clause 14.1 (Tax Gross-up) or, as the case may be, Clause 14.2 (Tax Indemnity)) if:

      (a) after the date hereof, there shall have been any introduction of, change in, or change in the interpretation, administration or application of, any law or regulation or order or governmental rule or treaty or any published practice or published concession of any applicable tax authority and as a result thereof such Bank ceased to be a Qualifying Lender; or

      (b) such Bank is not or ceases to be a Qualifying Lender as a result of the actions of or omission to act by any Obligor; or

      (c) the relevant Obligor would be required to make a deduction or withholding in respect of tax irrespective of whether the Bank is or is not a Qualifying Lender.

14.4  Double Taxation Relief
      If, and to the extent that, the effect of Clause 14.1 (Tax Gross-up) or Clause 14.2 (Tax Indemnity) can be mitigated by virtue of the provisions of any applicable double tax convention entered into by an Obligor's jurisdiction of incorporation or the jurisdiction through which an Obligor is borrowing under this Agreement (whether by claim to repayment of any taxes referred to in Clause 14.1 (Tax Gross up) or Clause 14.2 (Tax Indemnity) or otherwise) each Bank and the Agent agrees to co operate with the relevant Obligor with a view to submitting any forms required for the purpose of ensuring the application of such double tax convention so far as relevant, provided that neither a Bank nor the Agent shall be required pursuant to this Clause 14.4 to complete or co-operate in completing any form which is not substantially similar to any form in use at the date of this Agreement (for the purpose of` claiming exemption or relief from or repayment of taxes envisaged under the Finance Documents pursuant to a double taxation convention between an Obligor's jurisdiction of incorporation or the jurisdiction through which an Obligor is borrowing under this Agreement and such Bank's or the Agent's jurisdiction of residence) to the extent that completing or co operating in completing such form would result in a Bank or the Agent being subject to greater obligations under this Clause 14.4 than those imposed on it on the date hereof.

14.5  Banks' Tax Status Confirmation
      Each Bank confirms in favour of the Agent and each Obligor (on the date hereof or, in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is a Qualifying Lender and each Bank shall promptly notify the Agent and the Parent if there is any change in its position from that set out above.

14.6  Claims by Banks
      A Bank intending to make a claim pursuant to Clause 14.2 (Tax Indemnity) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Parent thereof.

15.   TAX RECEIPTS

15.1  Notification of Requirement to Deduct Tax
      If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it under the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

15.2  Evidence of Payment of Tax
      If an Obligor makes any payment under the Finance Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment.

15.3  Tax Credit Payment
      If an additional payment is made under Clause 14 (Taxes) by an Obligor for the benefit of any Finance Party and such Finance Party, acting in good faith in its sole discretion, determines that it has obtained (and has derived full use and benefit from) a credit against, a relief or remission for, or repayment of, any tax, then, if and to the extent that such Finance Party, acting in good faith in its sole opinion, determines that:

      (a) such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made pursuant to Clause 14 (Taxes); and

      (b) its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled,

      such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Obligor such amount as such Finance Party shall, in its sole opinion acting in good faith, determine to be the amount which will leave such Finance Party (after such payment) in no worse after tax position than it would have been in had the additional payment in question not been required to be made by such Obligor.

15.4  Tax and Other Affairs
      No provision of this Agreement shall interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clause 14 (Taxes) in priority to any other credit, relief, remission or repayment available to it nor oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof. Each Finance Party shall have an absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under Clause 15.3 (Tax Credit Payment) (and if so, what amount and when).

16.   INCREASED COSTS

16.1  Increased Costs
      If, by reason of (a) the introduction of or change in any law or regulation or in its interpretation or administration or application and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority:

      (a) a Bank or any Holding Company of such Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank's entering into or assuming or maintaining a commitment or performing its obligations under the Finance Documents;

      (b) a Bank or any Holding Company of such Bank incurs a cost as a result of such Bank's entering into or assuming or maintaining a commitment or performing its obligations under the Finance Documents;

      (c) there is any increase in the cost to a Bank or any Holding Company of such Bank of funding or maintaining such Bank's share of the Advances or any Unpaid Sum; or

      (d) there is a reduction of any amount due and payable under any Finance Document,

      then the Parent shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts certified by that Bank as necessary to indemnify that Bank or to enable that Bank to indemnify its Holding Company from and against, as the case may be,
      (i) such reduction in the rate of return of capital, (ii) such cost,
      (iii) such increased cost, or (iv) such reduction of amount due.

16.2  Increased Costs Claims
      A Bank intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall promptly after becoming aware of the circumstances giving rise to such claim notify the Agent and the Parent and deliver to the Parent a certificate specifying the amount of such claim and the basis of computation thereof in reasonable detail.

16.3  Exclusions
      Notwithstanding the foregoing provisions of this Clause 16, no Bank shall be entitled to make any claim under this Clause 16 in respect of:

      (a) any cost, increased cost or liability as referred to in Clause 16.1 (Increased Costs) to the extent the same is compensated by the Mandatory Cost; or

      (b) any cost, increased cost or liability compensated by Clause 14
          (Taxes).

17.   ILLEGALITY
      If, at any time, it becomes unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Bank shall, promptly after becoming aware of the same, deliver to the Parent through the Agent a notice to that effect and:

      (a) such Bank shall not thereafter be obliged to participate in the making of any Advances and the amount of its Available Term Commitment and Available Revolving Commitment shall be immediately reduced to zero; and

      (b) if the Agent on behalf of such Bank so requires, the Parent shall procure that each Borrower which has drawn an Advance shall on such date as the Agent shall have specified (which shall be a Repayment Date or the last day of the relevant Interest Period(s), as the case maybe, or on such earlier date (if any) as such Bank shall certify to be necessary to comply with the relevant law) repay such Bank's share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank under the Finance Documents and any repayment of a Term Advance so made after the last day of the Term Availability Period shall reduce rateably the obligations under Clause 12 (Repayment of the Term Facility), but, in each case, only to the extent to which such cancellation and/or repayment is required to prevent or remedy such unlawfulness.

18.   MITIGATION
      If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

      (a) an increase in any sum payable to it or for its account pursuant to Clause 14.1 (Tax Gross-up);

      (b) a claim for indemnification pursuant to Clause 14.2 (Tax Indemnity) or Clause 16.1 (Increased Costs); or

      (c) the reduction of its Available Commitment to zero or any repayment to be made, pursuant to Clause 17 (Illegality),

      then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Obligors under any of the Clauses referred to in paragraphs (a), (b) and (c) above, such Bank shall promptly upon becoming aware of such circumstances notify the Agent thereof and, in consultation with the Agent and the Parent and to the extent that it can do so lawfully, and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations under the Finance Documents to another financial institution acceptable to the Parent and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such Bank shall be under no obligation to take any such action if, in the reasonable opinion of such Bank, to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature). If as a result of taking any such action to which the Parent has given written consent a Bank is no longer a Qualifying Lender the provisions of Clause 14.3 (Excluded Claims) shall not apply.

19.   REPRESENTATIONS
      Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party.

19.1  Status
      (a) It is a corporation, duly organised and validly existing under the laws and regulations of its jurisdiction of incorporation.

      (b) It has the power to own its assets and carry on its business as it is being conducted.

19.2  Binding obligations
      The obligations expressed to be assumed by it in each Finance Document are, subject to any reservations which are specifically referred to in any Legal Opinion, legal, valid, binding and enforceable obligations.

19.3  Non-conflict with other obligations
      The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

      (a) any law or regulation applicable to it;

      (b) its constitutional documents; or

      (c) any agreement or instrument binding upon it or any of its assets.

19.4  Power and authority
      It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5  Validity and admissibility in evidence
      All Authorisations required or desirable:

      (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

      (b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

      have been obtained or effected and are in full force and effect.

19.6  Governing law and enforcement
      (a) The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation subject to any reservations which are specifically referred to in any Legal Opinion.

      (b) Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to any reservations which are specifically referred to in any Legal Opinion.

19.7  No Deduction or Witholding
      (a) Subject to paragraph (b) below, it is not required under the laws and regulations of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Qualifying Lender.

      (b) Under the laws of its jurisdiction of incorporation in force at the date hereof as modified by applicable Inland Revenue practice, the Original Borrower will not be required to make any deduction or withholding from any payment it may make under the Finance Documents provided that, in the case of interest payments, the Banks are at the date of receipt of any such payment Qualifying Lenders (provided with regard to Banks falling within sub-paragraph (b) of the definition of Qualifying Lender an appropriate direction has been made).

19.8  No filing or stamp taxes
      Under the laws and regulations of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9  No default
      (a) No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Advance.

      (b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.10 No misleading information
      (a) Any factual information provided by the Parent for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

      (b) The financial projections contained in the Information Memorandum have been prepared in good faith on the basis of recent historical information and on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent's best estimate of its future performance.

      (c) So far as the Parent is aware, after reasonable enquiry, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

      (d) All material written information (other than the Information Memorandum) supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

19.11 Financial statements
      (a) Its Original Financial Statements were prepared in accordance with GAAP consistently applied and are complete and accurate in all material respects.

      (b) Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

      (c) For the purposes of any repetition of the representation contained in paragraphs (a) and (b) of this Clause 19.11 (pursuant to Clause
          19.20 (Times on which representations are made)) the representations will be made in respect of the latest consolidated financial statements of each Obligor instead of the Original Financial Statements.

19.12 Pari passu ranking
      Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally.

19.13 No proceedings pending or threatened
      No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect or purports to affect the legality, validity or enforceability of any of the obligations under the Finance Documents have been started or threatened against any Obligor or any Material Subsidiary.

19.14 No winding-up
      No legal proceedings or other procedures or steps have been taken or, to the Parent's knowledge after reasonable enquiry, are being threatened, in relation to the winding-up, dissolution, administration or reorganisation of any Obligor or Material Subsidiary (other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor).

19.15 Material Adverse Change
      There has been no material adverse change in the Parent's business, condition (financial or otherwise), operations, performance or assets taken as a whole (or the business, consolidated condition (financial or otherwise) operations, performance or the assets generally of the Group taken as a whole) since its Original Financial Statements.

19.16 Environmental compliance
      Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.17 Environmental Claims
      No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

19.18 No Immunity
      In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

19.19 Private and commercial acts
      Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

19.20 Times on which representations are made
      (a) All the representations and warranties in this Clause 19 are made to each Finance Party on the date of the Amendment Agreement and on the Effective Date.

      (b) The Repeated Representations are deemed to be made by each Obligor to each Finance Party on the date of each Notice of Drawdown and on the first day of each Interest Period.

      (c) The Repeated Representations and each of the representations and warranties set out in Clause 19.5 (Validity and admissibility in evidence), Clause 19.9 (No default), paragraph (b) of Clause 19.10 (No misleading information) (in respect only of information given by it) and Clause 19.14 (No winding-up) are deemed to be made by each Additional Borrower and each Additional Guarantor to each Finance Party on the day on which it becomes an Additional Borrower or an Additional Guarantor, as the case may be.

      (d) Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

20.   FINANCIAL INFORMATION
      The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1  Financial statements
      (a) The Parent shall supply to the Agent:

          (i) as soon as the same become available, but in any event within 180 days after the end of each of the Obligor's (other than RMC Group Limited) respective financial years:

                  (A) the Parent's audited consolidated and unconsolidated financial statements for that financial year; and

                  (B) each other Obligor's respective audited consolidated (to the extent available and other than in respect of RMC Group Limited) and unconsolidated financial statements for that financial year; and

          (ii) as soon as the same become available, but in any event within 90 days after the end of each of the first three quarters of each of its financial years its unaudited consolidated financial statements for that period.

      (b) The Original Borrower shall supply to the Agent:

          (i) as soon as the same become available, but in any event within 180 days after the end of each of its financial years, the audited consolidated financial statements of the RMC Group for such financial year; and

          (ii) as soon as the same become available, but in any event within 120 days after the end of the first half of each of its financial years (beginning with the financial half year ending on 30 June 2005), the unaudited consolidated financial statements of the RMC Group for such period.

20.2  Compliance Certificate

      (a) The Parent shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to paragraphs (a)(i)(A) and
          (a)(ii) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21.2 (Financial Condition of the Group).

      (b) The Original Borrower shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to Clause 20.1(b) (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause
          21.1 (Financial Condition of the RMC Group) and the calculation of the Margin as at the date as at which those financial statements were drawn up.

      (c) Each Compliance Certificate delivered under paragraph (a) of this Clause 20.2 shall be signed by an Authorised Signatory of the Parent and, if required to be delivered with the consolidated financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), by the Parent's auditors. Each Compliance Certificate delivered under paragraph (b) of this Clause 20.2 shall be signed by the Original Borrower's auditors and a director (in the case of a Compliance Certificate delivered with its financial statements delivered pursuant to paragraph (b)(i) of Clause 20.1 (Financial statements) or by a director of the Original Borrower (in the case of a Compliance Certificate delivered with its annual financial statements delivered pursuant to paragraph (b)(ii) of Clause 20.1 (Financial statements).

20.3  Requirements as to financial statements

      (a) Each set of financial statements delivered by the Parent pursuant to Clause 20.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

      (b) The Parent shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and, unless amendments are agreed in accordance with paragraph (c) of this Clause 20.3, its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

          (i) a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

          (ii) sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Banks to determine whether Clause 21 (Financial condition) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

      (c) If the Parent adopts International Accounting Standards or, subject to paragraph (b) above, there are changes to GAAP, or the accounting practices or reference periods, the Parent and the Agent shall, at the Parent's request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 21.2 (Financial Condition of the Group) and, in each case, the definitions used therein as may be necessary to ensure that the criteria for evaluating the Group's financial condition grant to the Banks protection equivalent to that which would have been enjoyed by them had the Parent not adopted International Accounting Standards or there had not been a change in GAAP, or the accounting practices or reference periods (subject to compliance with paragraph (b) above). Any amendments agreed will take effect on the date agreed between the Agent and the Parent subject to the consent of an Instructing Group. If no such agreement is reached within 90 days of the Parent's request, the Parent will remain subject to the obligation to deliver the information specified in paragraph (b) of this Clause 20.3.

      (d) If the Original Borrower adopts International Accounting Standards or, subject to paragraph (b) above, there are changes to GAAP, or the accounting practices or reference periods, the Original Borrower and the Agent shall, at the Original Borrower's request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 21.1 (Financial Condition of the RMC Group) and the ratios used to calculate the Margin and, in each case, the definitions used therein as may be necessary to ensure that the criteria for evaluating the RMC Group's financial condition grant to the Banks protection equivalent to that which would have been enjoyed by them had the Original Borrower not adopted International Accounting Standards or there had not been a change in GAAP, or the accounting practices or reference periods (subject to compliance with paragraph (b) above). Any amendments agreed will take effect on the date agreed between the Agent and the Original Borrower subject to the consent of an Instructing Group. If no such agreement is reached within 90 days of the Original Borrower's request, the Original Borrower will remain subject to the obligation to deliver the information specified in paragraph (b) of this Clause 20.3.

20.4  Information: miscellaneous
      The Parent shall supply to the Agent:

      (a) all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

      (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, or which, to the Parent's knowledge after reasonable enquiry, are being threatened or are pending and are likely to be adversely determined against any member of the Group which, in the reasonable opinion of the Parent, are not spurious or vexatious, and which might, if adversely determined, have a Material Adverse Effect;

      (c) promptly, such further information regarding the financial condition, assets and business of any Obligor or member of the Group as the Agent (or any Lender through the Agent) may reasonably request (including, but not limited to, information on Ratings, if such credit rating has not been publicly announced) other than any information the disclosure of which would result in a breach of any applicable law or regulation or confidentiality agreement entered into in good faith provided that the Parent shall use reasonable efforts to be released from any such confidentiality agreement; and

      (d) promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any member of the Group which is referred to in Clause 22.12 (Environmental claims) which are not spurious or vexatious, which are likely to be adversely determined against any member of the Group and which could reasonably be expected, if adversely determined, to have a Material Adverse Effect;

20.5  Notification of default

      (a) Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

      (b) Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by an Authorised Signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6  "Know your client" checks
      (a) Each Obligor shall promptly upon the request of the Agent or any Bank and each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Agent, such Bank or any prospective new Bank to carry out and be satisfied with the results of all necessary "know your client" or other checks in relation to the identity of any person that it is required by law to carry out in relation to the transactions contemplated in the Finance Documents.

      (b) The Parent shall, by not less than five Business Days' written notice to the Agent, notify the Agent (which shall promptly notify the Banks) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 35 (Changes to the Obligors).

      (c) Following the giving of any notice pursuant to paragraph (b) above, the Parent shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Agent, such Bank or any prospective new Bank to carry out and be satisfied with the results of all necessary "know your client" or other checks in relation to the identity of any person that it is required by law to carry out in relation to the accession of such Additional Obligor to this Agreement.

20.7  Notarisations
      Each Obligor shall notify the Agent of any Notarisations referred to in paragraph (a)(iv) of Clause 22.5 (Notarisation) promptly upon such Notarisations taking place.

21.   FINANCIAL CONDITION

21.1  Financial condition of the RMC Group
      The Parent shall ensure that the financial condition of the RMC Group shall be such that RMC Consolidated Net Worth shall not be less than (pound)1,000,000,000.

21.2  Financial Condition of the Group
      The Parent shall ensure that in respect of any Relevant Period:

      (a) the ratio of Net Borrowings to Adjusted EBITDA calculated on a Rolling Basis shall be less than or equal to 3.5:1; and

      (b) the ratio of EBITDA to Finance Charges calculated on a Rolling Basis shall be greater than or equal to 3:1.

21.3  Financial definitions

      In the definition of "Margin" and this Clause 21 (Financial condition) the following terms have the following meanings:

      "Adjusted EBITDA" means, for any Relevant Period, the sum of (a) EBITDA and (b) with respect to any business acquired during such period, the sum of (i) the operating income and (ii) depreciation and amortization expense for such business, as determined in accordance with GAAP for such Relevant Period, provided that the Parent need only make the adjustments contemplated by "(b)" above if the operating income and depreciation and amortization expense of the acquired business in the 12 months prior to its acquisition amount to US$10,000,000 or more.

      "Cemex Capital Contributions" means contributions in cash to the capital of the Parent by CEMEX S.A. de C.V. or by any of its Subsidiaries not being a Subsidiary of the Parent made after 1 January 2004.

      "EBITDA" means for the Relevant Period immediately preceding the date on which it is to be calculated, operating profit plus annual depreciation for fixed assets plus annual amortisation of intangible assets plus annual amortisation of start-up costs of the Group plus dividends received from non-consolidated companies and from companies consolidated by the equity method plus an amount equal to the amount of Cemex Capital Contributions made during such period immediately preceding the date on which it is to be calculated (up to an amount equal to the amount of Royalty Expenses made in such period). Such calculation shall be made in accordance with GAAP.

      "Finance Charges" means for any Relevant Period, the sum (without duplication) of (a) all interest expense in respect of Financial Indebtedness (including imputed interest on Capital Leases) for such period plus (b) all debt discount and expense (including, without limitation, expenses relating to the issuance of instruments representing Financial Indebtedness) amortized during such period plus
      (c) amortization of discounts on sales of receivables during such period plus (d) all factoring charges for such period plus (e) all guarantee charges for such period plus (f) any charges analogous to the foregoing relating to Off-Balance-Sheet Transactions for such period, all determined on a consolidated basis in accordance with GAAP.

      "Guarantees" means any guarantee or indemnity of Financial Indebtedness of another person (in the case of the latter for any specified amount or otherwise in the amount specified in or for which provision has been made in the accounts of the indemnifier) in any form made other than in the ordinary course of business of the guarantor.

      "Intellectual Property Rights" means all copyrights (including rights in computer software), trade marks, service marks, business names, patents, rights in inventions, registered designs, design rights, database rights and similar rights, rights in trade secrets or other confidential information and any other intellectual property rights and any interests (including by way of license) in any of the foregoing (in each case whether registered or not and including all applications for the same) which may subsist in any given jurisdiction.

      "Net Borrowings" means, at any time, the remainder of (a) Total Borrowings at such time less (b) the aggregate amount of the following items held by the Parent and its Subsidiaries at such time: cash on hand, marketable securities, investments in money market funds, banker's acceptances, short-term deposits and other liquid investments.

      "Off-Balance-Sheet Transactions" means any present or future financing transaction not reflected as indebtedness on the consolidated balance sheet of the Parent, but being structured in a way that may result in payment obligations by any Group member, excluding any financing transaction in the form of:

      (a) interest rate and currency exchange rate hedging agreements to hedge risks arising in the normal course of business;

      (b) transactions containing potential payments by any Group member (e.g. via a put-option agreement or similar structures) under which payments are incapable of being triggered until three days after the Revolving Termination Date in relation to the Revolving Facility; or

      (c) any supply arrangement or equipment lease in respect of energy or raw material sourcing containing contingent obligations to directly or indirectly purchase (including through the purchase of shares or other equity participation) the underlying operations or assets up to an aggregate maximum of US$100,000,000.

      "Relevant Period" means each period of twelve months ending on the last day of each consecutive quarter of the Parent's financial year and each period of twelve months ending on the last day of the Parent's financial year.

      "RMC Adjusted EBITDA" means, in respect of any RMC Relevant Period, RMC EBITDA for that RMC Relevant Period but adjusted to include the earnings before interest, tax, depreciation and amortisation (calculated by reference to management accounts) of a member of the RMC Group or business acquired during that RMC Relevant Period, including for any part of that RMC Relevant Period when it was not a member of the RMC Group and/or the business acquired was not owned by any member of the RMC Group.

      "RMC Cemex Capital Contributions" means contributions in cash to the capital of RMC Group Limited by CEMEX S.A. de C.V. or by any of its Subsidiaries not being a Subsidiary of RMC Group Limited made after the Effective Date and any increase in the amount of RMC Subordinated Debt after 1 January 2006.

      "RMC Consolidated Net Worth" means the consolidated total capital and reserves of the RMC Group as determined from the latest financial statements of the RMC Group delivered pursuant to Clause 20.1(b), currently under the heading Total Capital and Reserves as adjusted by:

      (a) adding back any diminution due to the writing off or amortisation of acquisition goodwill or the debiting of acquisition goodwill to any reserve;

      (b) deducting any amount attributable to any intangible asset (other than goodwill) included as an asset in the balance sheet; and

      (c) including any RMC Subordinated Debt granted to any member of the RMC Group.

      "RMC Consolidated Net Interest Payable" means, in respect of any RMC Relevant Period, the net interest expense of the RMC Group as determined from the most recent audited and/or, as the case may be, interim consolidated financial statements currently under the heading Interest Payable (NET) for that RMC Relevant Period but excluding amounts in respect of interests in joint ventures and associated undertakings and excluding any amount classified as interest in accordance with FRS 12 as referred to in the notes to the relevant financial statements under the heading unwinding of discount.

      "RMC Consolidated Total Net Borrowings" means, at any time and without double counting, the aggregate amount of all obligations of the members of the RMC Group for or in respect of RMC Indebtedness for Borrowed Money less (i) the aggregate amount of the following items held by the Original Borrower and its Subsidiaries at such time: cash in hand, marketable securities, investments in money market funds, banker's acceptances, short term deposits and other liquid investments and (ii) any RMC Subordinated Debt.

      "RMC EBITDA" means, in respect of any RMC Relevant Period, the consolidated profits of the RMC Group (for the avoidance of doubt but without duplication, calculated before any reduction on account of RMC Consolidated Net Interest Payable, without reference to profit derived from interests in joint ventures and associated undertakings and including any amount classified as interest in accordance with FRS 12 as referred to in the notes to the relevant financial statements under the heading "unwinding of discount", currently under the heading Interest Payable (NET)) as shown in the most recent audited and/or, as the case may be, interim consolidated financial statements currently under the heading Operating Profit (after adding back any amounts in respect of the writing off or the amortisation of goodwill and other intangible assets and depreciation and impairment of fixed assets) for the Relevant Period before the deduction of RMC Consolidated Net Interest Payable and corporation tax on the overall net income of the RMC Group payable in respect of the RMC Relevant Period plus an amount equal to the amount of RMC Cemex Capital Contributions made during such period immediately preceding the date on which it is to be calculated (up to an amount equal to the amount of RMC Royalty Expenses made in such period).

      "RMC Indebtedness for Borrowed Money" means the principal amount of any indebtedness (other than indebtedness incurred by one member of the RMC Group in favour of another member of the RMC Group) for or in respect of:

      (a) moneys borrowed;

      (b) any amount raised by acceptance under any acceptance credit facility (excluding any bills of exchange or promissory notes owned by the relevant person and excluding any bill or note drawn, accepted or issued by that person in the ordinary course of trading and which is not refinancing another bill or note relating to the same underlying transaction);

      (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

      (d) any amount raised pursuant to any issue of shares which are expressed to be redeemable prior to the Revolving Termination Date;

      (e) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

      (f) the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance;

      (g) receivables sold or discounted (other than on a non-recourse basis) to the extent of any recourse to the vendor (it being understood that Permitted Securitisations shall be deemed not to be on a recourse basis);

      (h) any agreement or option to re acquire an asset if the primary reason for entering into such agreement or option is to raise finance;

      (i) any amount raised under any other transaction (including any forward sale or purchase or hedging or swap agreement) having the commercial effect of a borrowing; and

      (j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

      "RMC Relevant Period" means each period of twelve months ending on the last day of the Original Borrower's financial year and each period of twelve months ending on the last day of the first half of the Original Borrower's financial year.

      "RMC Royalty Expenses" means expenses incurred by the Original Borrower or any of its Subsidiaries to CEMEX S.A. de C.V. or any of its Subsidiaries not being a Subsidiary of the Original Borrower as (a) consideration for the granting to RMC Group Limited or any Subsidiary of a licence to use, exploit and enjoy Intellectual Property Rights and any other intangible assets such as, but not limited to, know-how, formulae, process technology and other forms of intellectual and industrial property, whether or not registered, held by CEMEX S.A. de C.V. or any of its Subsidiaries not being a Subsidiary of the Original Borrower; or
      (b) fees, commissions or other amounts accrued in respect of any management contract, services contract, overhead expenses allocation arrangement or any other similar transaction; provided that in paragraphs (a) and (b) such amounts shall have been taken into consideration in the calculation of RMC EBITDA.

      "RMC Subordinated Debt" means debt granted by CEMEX S.A. de C.V. (a company registered in Mexico) or any of its Subsidiaries not being a member of the RMC Group to the Original Borrower or any of its Subsidiaries on terms such that no payments of principal may be made thereunder (including but not limited to following any winding up or other like event of the Original Borrower) until the Agent has confirmed in writing that all amounts outstanding hereunder have been paid in full.

      "Rolling Basis" means the calculation of a ratio or an amount made at the end of a financial quarter in respect of that financial quarter and the three immediately preceding financial quarters.

      "Royalty Expenses" means expenses incurred by the Parent or any of its Subsidiaries to CEMEX S.A. de C.V. or any of its Subsidiaries not being a Subsidiary of the Parent as (a) consideration for the granting to the Parent or any Subsidiary of a licence to use, exploit and enjoy Intellectual Property Rights and any other intangible assets such as, but not limited to, know-how, formulae, process technology and other forms of intellectual and industrial property, whether or not registered, held by CEMEX S.A. de C.V. or any of its Subsidiaries not being a Subsidiary of the Parent; or (b) fees, commissions or other amounts accrued in respect of any management contract, services contract, overhead expenses allocation arrangement or any other similar transaction; provided that in paragraphs (a) and (b) such amounts shall have been taken into consideration in the calculation of operating profit under Spanish GAAP.

      "Subordinated Debt" means debt granted by CEMEX S.A. de C.V. (a company registered in Mexico) or any of its Subsidiaries not being a member of the Group to the Parent or any of its Subsidiaries on terms such that no payments of principal may be made thereunder (including but not limited to following any winding up, concurso de acreedores or other like event of the Parent) until the Agent has confirmed in writing that all amounts outstanding hereunder have been paid in full.

      "Total Borrowings" means without duplication, in respect of any person all Guarantees granted by such person, plus all Off-Balance-Sheet Transactions entered into by such person, plus all such person's Financial Indebtedness, but excluding any Subordinated Debt.

21.4  Financial testing
      (a) The financial covenants set out in Clause 21.2 (Financial Condition of the Group) shall be tested quarterly by reference to each of the Parent's consolidated financial statements delivered pursuant to and/or each Compliance Certificate delivered with respect to any such consolidated financial statements pursuant to Clause 20.1(a) (Financial statements) and Clause 20.2(a) (Compliance Certificate).

      (b) The financial covenants set out in Clause 21.1 (Financial Condition of the RMC Group) shall be tested and the Margin shall be calculated semi-annually by reference to each of the Original Borrower's financial statements delivered pursuant to and/or each Compliance Certificate delivered with respect to any such consolidated financial statements pursuant to Clause 20.1(b) (Financial Statements) and Clause 20.2(b) (Compliance Certificate).

21.5  Accounting terms

      All accounting expressions which are not otherwise defined herein shall have the meaning ascribed thereto in GAAP.

22.   COVENANTS
      The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1  Authorisations
      Each Obligor shall promptly:

      (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

      (b) supply certified copies to the Agent of,

      any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2  Preservation of corporate existence
      Subject to Clause 22.8 (Merger), each Obligor shall (and the Parent shall ensure that each of its Material Subsidiaries will), preserve and maintain its corporate existence and rights.

22.3  Preservation of properties
      Each Obligor shall (and the Parent shall ensure that each of its Material Subsidiaries will) maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

22.4  Compliance with laws and regulations
      (a) Each Obligor shall (and shall procure that each of its Subsidiaries will) comply in all respects with all laws and regulations to which it may be subject, if failure to so comply would be likely to have a Material Adverse Effect.

      (b) The Parent shall (and shall procure that each of its Subsidiaries will) ensure that the levels of contribution to pension schemes are and continue to be sufficient to comply with all its and their material obligations under such schemes and generally under applicable laws (including ERISA) and regulations, except where failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

22.5  Notarisation
      (a) Subject to paragraph (b) of this Clause 22.5, at any time when notarised Spanish Public Documents have priority status on insolvency of a Spanish company under Spanish law, the Parent shall not (and shall procure that none of its Subsidiaries will) permit any of its unsecured indebtedness to be notarised as a Spanish Public Document (any such notarisation, a "Notarisation"), other than the following permitted Notarisations ("Permitted Notarisations"):

          (i) any Permitted Notarisations listed in Schedule 12 (Existing Notarisations) and any amendments or modifications thereof, provided that any such amendment or modification shall not result in the increase of the principal amount of the relevant indebtedness nor the extension of the maturity thereof nor, for the avoidance of doubt, relate to any refinancing of the relevant indebtedness;

          (ii) Notarisations which are required by applicable law or regulation or which arise by operation of law other than pursuant to any issue of debt securities in accordance with
                  Article 285 of the Spanish Corporations Law (Ley de Sociedades Anonimas);

          (iii) Notarisations with the prior written consent of an Instructing Group;

          (iv) any Notarisations securing indebtedness the principal amount of which (when aggregated with the principal amount of any other Notarisations other than any Permitted Notarisations under paragraphs (i) or (iii) above) do not exceed US$100,000,000 (or its equivalent in another currency or currencies); and

          (v) any Notarisations relating to indebtedness in respect of any sale and purchase agreement customarily registered in a public register in Spain and payment of which indebtedness is made within seven days of the date of such agreement.

      (b) Paragraph (a) of this Clause 22.5 shall not apply if the Parent, concurrently with any such Notarisation (not being a Permitted Notarisation) referred to in paragraph (a) of this Clause 22.5 and at its own cost and expense, causes this Agreement to be the subject of a Notarisation.

22.6  Negative pledge
      The Parent shall not and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Security on or with respect to any of its property or assets or those of any Subsidiary, whether now owned or held or hereafter acquired, other than the following Security ("Permitted Security"):

      (a) Security for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

      (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics and material incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

      (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

      (d) any judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

      (e) Security existing on the date of this Agreement as described in
          Schedule 10 (Existing Security) provided that the principal amount secured thereby is not increased;

      (f) any Security on property acquired by the Parent or any of its Subsidiaries after the date of this Agreement that was existing on the date of acquisition of such property provided that such Security was not incurred in anticipation of such acquisition; and any Security created to secure all or any payment of the purchase price, or to secure indebtedness incurred or assumed to pay all or any part of the purchase price, of property acquired by the Parent or any of its Subsidiaries after the date of this Agreement provided, further, that (i) any such Security permitted pursuant to this paragraph (f) shall be confined solely to the item or items of property so acquired (including, in the case of any acquisition of a corporation through the acquisition of 51% or more of the voting stock of such corporation, the stock and assets of any acquired Subsidiary or acquiring Subsidiary by which the acquired Subsidiary will be directly or indirectly controlled) and, if required by the terms of the instrument originally creating such Security, other property which is an improvement to, or is acquired for specific use with, such acquired property; (ii) if applicable, any such Security shall be created within nine months after, in the case of property, its acquisition, or, in the case of improvements, their completion; and
          (iii) no such Security shall be made in respect of any indebtedness in relation to repayment of which recourse may be had to any member of the Group (in the form of Security) other than in relation to the item or items as referred to in (i) above;

      (g) any Security renewing, extending or refinancing the indebtedness to which any Security permitted by paragraph (f) above relates; provided that the principal amount of indebtedness secured by such Security immediately prior thereto is not increased and such Security is not extended to other property;

      (h) any Security created on shares representing no more than a Stake in the capital stock of any of the Parent's Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose corporation (including any entity with legal personality) of which such shares constitute the sole assets provided that the proceeds from the deposit or transfer of such shares into such trust, corporation or entity and from any transfer of or distributions in respect of the Parent's or any Subsidiary's interest in such trust, corporation or entity are applied as provided under Clause 22.7 (Disposals) and provided further that such Security may not secure Financial Indebtedness of the Company or any Subsidiary unless otherwise permitted under this Clause 22.6 and that the economic and voting rights in such capital stock is maintained by the Parent in its Subsidiaries;

      (i) any Security permitted by the Agent, acting on the instructions of an Instructing Group;

      (j) any securitisation of receivables notwithstanding that it is made at discount from the amount due on such receivables and provided that it is made on a non recourse basis or that recourse is directly or indirectly limited to collection of the receivables plus related interest and financial and collection costs and expenses;

      (k) in addition to the Security permitted by the foregoing paragraphs
          (a) to (j), Security securing indebtedness of the Parent and its Subsidiaries (taken as a whole) not in excess of an amount equal to 5% of the Adjusted Consolidated Net Tangible Assets of the Group, as determined in accordance with GAAP, unless, in each case, the Obligors have made or caused to be made effective provision whereby the obligations hereunder are secured equally and rateably with, or prior to, the indebtedness secured by such Security (other than Permitted Security) for so long as such indebtedness is so secured.

      For the purposes of paragraph (k) of this Clause 22.6, "Adjusted Consolidated Net Tangible Assets" means, with respect to any person, the total assets of such person and its Subsidiaries (less applicable depreciation, amortisation and other valuation reserves), including any write-ups or restatements required under GAAP (other than with respect to items referred to in (ii) below), minus (i) all current liabilities of such person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licences, concessions, patents, un-amortised debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with GAAP.

22.7  Disposals

      (a) Subject to paragraph (b) of this Clause 22.7, the Parent shall not (and the Parent shall ensure that none of its Subsidiaries will), without the prior written consent of the Agent (acting on the instructions of an Instructing Group), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all its assets or a substantial part of its assets representing more than 5 per cent. in aggregate of the total consolidated assets of the Group, calculated by reference to the latest consolidated financial statements of the Parent, delivered pursuant to paragraph (a)(i)(A) of Clause 20.1 (Financial statements), unless (i) full value for such assets is received by the Parent or its Subsidiaries; (ii) an amount equal to the net proceeds of any such sale, lease, transfer or other disposal is reinvested within twelve months of receipt by the Parent or its Subsidiaries in the business of the Group; and (iii) neither such sale, lease, transfer or other disposal nor such reinvestment directly results in a downgrade from the then current Ratings of the Parent.

      (b) Paragraph (a) of this Clause 22.7 does not apply to any sale, lease, transfer or other disposal of assets:

          (i) made on arm's length terms and for fair market value in the ordinary course of business of the disposing entity;

          (ii) in respect of any securitisation of receivables notwithstanding that it is made at discount from the amount due on such receivables and provided that it is made on a non-recourse basis or that recourse is directly or indirectly limited to collection of the receivables plus related interest and financial and collection costs and expenses;

          (iii) from any member of the Group to another member of the Group on arm's length terms and for fair market or book value provided that the exception contained in this paragraph
                  (iii) shall not apply to any sale, lease, transfer or other disposal of an asset:

                  (A) from any Obligor to another member of the Group which is neither an Obligor nor a Subsidiary of an Obligor unless the person to whom such sale, lease, transfer or other disposal is made (the "Relevant Transferee") becomes a Guarantor; or

                  (B) from any Material Subsidiary to another member of the Group which is not a Material Subsidiary unless the person making such sale, lease, transfer or other disposal does not cease to be a Material Subsidiary or, if it ceases to be a Material Subsidiary, any Relevant Transferee shall be deemed to be a Material Subsidiary;

          (iv) in respect of which the net proceeds are used to repay any amounts outstanding hereunder in an amount equal to such net proceeds and if the Available Commitments in an amount equal thereto are cancelled; or

          (v) in respect of which the proceeds are applied pursuant to any prepayment requirement included as at the date hereof in existing loan agreements of any Subsidiary in relation to the use of proceeds received from the disposal of any assets.

22.8  Merger
      (a) Subject to paragraphs (b) and (c) of this Clause 22.8, unless it has obtained the prior written approval of the Agent (acting on the instructions of an Instructing Group), no Obligor shall (and the Parent shall ensure that none of its Subsidiaries will) enter into any amalgamation, demerger, merger or other corporate reconstruction (a "Reconstruction"), other than (i) a Reconstruction relating only to the Parent's Subsidiaries inter se; (ii) a Reconstruction between the Parent and any of its Subsidiaries; (iii) a solvent reorganisation or liquidation of any of the Subsidiaries not being Obligors, provided that in any case no Default shall have occurred and be continuing at the time of such transaction or would result therefrom and provided further that (a) none of the Security (if any) granted to the Banks nor the guarantees granted by the Guarantors hereunder is or are adversely affected as a result, and
          (b) the resulting entity, if it is not an Obligor, assumes the obligations of the Obligor the subject of the merger.

      (b) Subject to paragraph (c) of this Clause 22.8, the Obligors may merge with any other person if the book value of such person's assets prior to the merger does not exceed 3 per cent. of the book value of the Group's assets taken as a whole considered on a consolidated basis.

      (c) In paragraphs (a) and (b) of this Clause 22.8, the then existing Ratings of the Parent shall not be downgraded whether at the time of, or within 3 months of, the date of announcement of a Reconstruction, directly as a result of any merger involving the Parent, and the resulting entity, if it is not an Obligor, shall assume the obligations of the Obligor the subject of the merger.

22.9  Change of business
      (a) None of the Obligors shall make a substantial change to the general nature of its business from that carried on at the date of this Agreement and there shall be no cessation of business in relation to any of the Obligors (save (except in the case of the Parent which shall in no event cease or substantially change its business) unless another Obligor continues to operate any such business).

      (b) The Parent shall procure that no substantial change is made to the general nature of the business of any of its Material Subsidiaries (other than a Guarantor) from that carried on at the date of this Agreement and that there shall be no cessation of such business.

22.10 Insurance
      The Obligors shall (and the Parent shall ensure that each of its Material Subsidiaries (other than the Obligors) will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where such insurance is available on reasonable commercial terms.

22.11 Environmental Compliance
      The Parent shall (and the parent shall ensure that each of its Subsidiaries will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

22.12 Environmental Claims
      The Parent shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

      (a) if any Environmental Claim has been commenced or (to the best of the Parent's knowledge and belief) is threatened against any member of the Group which is likely to be determined adversely to the member of the Group; or

      (b) of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

      where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

22.13 Transactions with Affiliates
      Each Obligor shall (and the Parent shall ensure that its Subsidiaries will) ensure that any transactions with respective affiliates are on terms that are fair and reasonable and no less favourable to such Obligor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a person not an affiliate.

22.14 Pari passu ranking
      Each Obligor shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally from time to time.

22.15 Payment restrictions affecting Subsidiaries

      The Parent shall not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement directly limiting the ability of any of its Subsidiaries to:

      (a) declare or pay dividends or other distributions in respect of its or their respective equity interests in a Subsidiary, except any agreement or arrangement (other than in relation to the Asia Fund as at the date hereof) entered into by a person prior to such person becoming a Subsidiary, in which case the Parent shall use its reasonable endeavours to remove such limitations. If however, such limitations are reasonably likely to affect the ability of a Borrower or the Parent to satisfy their payment obligations under this Agreement, the Parent shall use its best endeavours to remove such limitations as soon as possible;

      or

      (b) repay or capitalise any intercompany indebtedness owed by any Subsidiary to any Obligor and, for the avoidance of doubt, subordination provisions shall not be considered a limitation for the purpose of this Clause 22.15.

22.16 Indebtedness of Obligors

      None of the Obligors (other than the Parent and the Original Borrower) shall incur or permit to exist any Financial Indebtedness other than:

      (a) Financial Indebtedness in respect of its taxes or costs, incurred pursuant to legal requirements;

      (b) Financial Indebtedness owed to another member of the Group;

      (c) Financial Indebtedness of another member of the Group guaranteed by a Guarantor;

      (d) Financial Indebtedness in relation to the Loan Notes;

      (e) Financial Indebtedness pursuant to the Finance Documents; and

      (f) Financial Indebtedness not falling within paragraphs (a) to (d) above, in an aggregate amount not exceeding EUR3,000,000 (or the equivalent thereof in any other currency).

22.17 Notification of adverse change in Ratings
      The Parent shall promptly notify the Agent of any change in its Ratings or Outlook.

23.   EVENTS OF DEFAULT
      Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1  Non-payment
      An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless such failure to pay is caused by an administrative error or technical difficulties within the banking system in relation to the transmission of funds and payment is made within three Business Days of its due date.

23.2  Financial Covenants
      Any requirement of Clause 21 (Financial Condition) is not satisfied.

23.3  Other obligations
      (a) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 21 (Financial condition)).

      (b) No Event of Default under paragraph (a) of this Clause 23.3 above will occur if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the Agent giving written notice to the Parent or the Parent becoming aware of the failure to comply whichever is the earlier.

23.4  Misrepresentation
      Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5  Cross acceleration

      (a) Any Financial Indebtedness of any Obligor or member of the Group is not paid when due nor within any originally applicable grace period.

      (b) Any Financial Indebtedness of any Obligor or member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

      (c) No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness falling within paragraphs
          (a) and (b) of this Clause 23.5 above is less than US$50,000,000 (or its equivalent in any other currency or currencies).

      (d) Any event or circumstance described as an "Event of Default" occurs pursuant to clause 24.3 (Other Obligations) of the Cemex Existing Facility Agreement as a result of a breach of clause 23.7 (Disposals) or clause 23.20 (Indebtedness of Guarantors) under the Cemex Existing Facility Agreement provided that, at such time, the Original Borrower is an obligor under the Cemex Existing Facility Agreement.

23.6  Insolvency
      (a) Any of the Obligors or Material Subsidiaries is unable or admits inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

      (b) The value of the assets of any of the Obligors or Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities).

      (c) A moratorium is declared in respect of any indebtedness of any of the Obligors or Material Subsidiaries.

23.7  Insolvency proceedings
      Any corporate action, legal proceedings or other procedure or step is taken in relation to:

      (a) a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors or Material Subsidiaries other than a solvent liquidation or reorganisation of any of the Material Subsidiaries not being Obligors;

      (b) a composition, assignment or arrangement with any class of creditor of any of the Obligors or Material Subsidiaries;

      (c) the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Material Subsidiaries not being Obligors), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Obligors or Material Subsidiaries or any of their assets;

      or any analogous procedure or step is taken in any jurisdiction.

      This paragraph shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

23.8  Expropriation and sequestration
      Any expropriation or sequestration affects any asset or assets of any Obligor or any Material Subsidiary and has a Material Adverse Effect.

23.9  Creditors' process and enforcement of Security

      (a) Any Security is enforced against any Obligor or any Material
          Subsidiary.

      (b) Any attachment, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary which is reasonably likely to cause a Material Adverse Effect.

      (c) No Event of Default under paragraphs (a) or (b) of this Clause 23.9 above will occur if:

          (i) the action is being contested in good faith by appropriate proceedings;

          (ii) the principal amount of the indebtedness secured by such Security or in respect of which such attachment, distress or execution is carried out represents less than US$50,000,000 (or its equivalent in any other currency or currencies); and

          (iii) the enforcement proceedings, attachment, distress or execution is or are discharged within 60 days of commencement.

23.10 Failure to comply with judgment
      Any Obligor or any Material Subsidiary fails to comply with or pay any sum due from it under any judgment or any order made or given by any court of competent jurisdiction save unless payment of any such sum is suspended pending an appeal.

23.11 Unlawfulness
      It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents where non-performance is reasonably likely to cause a Material Adverse Effect.

23.12 Repudiation
      An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.13 Change of Control
      If CEMEX, S.A. de C.V. ceases to:

      (a) be entitled to (whether by way of ownership of shares (directly or indirectly), proxy, contract, agency or otherwise):

          (i) cast, or control the casting of, at least 51 per cent. of the maximum number of votes that might be cast at a general meeting of the Parent;

          (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent;

          (iii) give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

      (b) hold at least 51 per cent. of the common shares in the Parent.

23.14 Material adverse change
      Any material adverse change arises in the financial condition of the Group taken as a whole which the Agent (acting on the instructions of an Instructing Group) reasonably determines would result in the failure by any Obligor to perform its payment obligations under any of the Finance Documents.

23.15 Acceleration
      On and at any time after the occurrence of an Event of Default the Agent may, while such Event of Default is continuing and shall if so directed by an Instructing Group, by notice to the Parent:

      (a) cancel the Total Commitments whereupon they shall immediately be cancelled;

      (b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

      (c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of an Instructing Group.

23.16 Clean Up Period
      If during the Clean-Up Period a matter or circumstance exists in respect of the Original Borrower and/or any Subsidiary of the Original Borrower which would constitute a breach under the Finance Documents including
      (i) a breach of any representation or warranty made in Clause 19 (Representations), or (ii) a breach of any covenant set out in Clause 22 (Covenants) or (iii) a Default, such matter or circumstance will not constitute a Default until after the end of the Clean-Up Period, provided that reasonable steps are being taken to cure such matter or circumstance (following the Parent becoming aware of the same), unless such matter or circumstance (1) could reasonably be expected to have a Material Adverse Effect (assuming for this purpose that the definition thereof is deemed to be adjusted such that sub paragraph (c) thereof refers solely to payment obligations and financial covenant obligations) or (2) has been procured by, or approved by, the Parent.

24.   GUARANTEE AND INDEMNITY

24.1  Guarantee and Indemnity

      Each Guarantor irrevocably and unconditionally jointly and severally:

      (a) guarantees to each Finance Party the due and punctual observance and performance of all the terms, conditions and covenants on the part of each Borrower contained in the Finance Documents and agrees to pay from time to time on demand any and every sum or sums of money which each Borrower is at any time liable to pay to any Finance Party under or pursuant to the Finance Documents and which has become due and payable but has not been paid at the time such demand is made; and

      (b) agrees as primary obligation to indemnify each Finance Party from time to time on demand from and against any loss incurred by any Finance Party as a result of any of the obligations of each Borrower under or pursuant to the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against such Borrower for any reason whatsoever, whether or not known to any Finance Party or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from such Borrower.

24.2  Additional Security
      The obligations of each Guarantor herein contained, shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any of any Obligor's obligations under the Finance Documents.

24.3  Continuing Obligations
      The obligations of each Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrowers under the Finance Documents and shall continue in full force and effect until final payment in full of all amounts owing by any Borrower under the Finance Documents and total satisfaction of all the Borrowers' actual and contingent obligations under the Finance Documents.

24.4  Obligations not Discharged
      Neither the obligations of each Guarantor herein contained nor the rights, powers and remedies conferred in respect of any Guarantor upon any Finance Party by the Finance Documents or by law shall be discharged, impaired or otherwise affected by:

      (a) the winding-up, dissolution administration or re-organisation of any Borrower or any other person or any change in its status, function, control or ownership;

      (b) any of the obligations of any Borrower or any other person under the Finance Documents or under any other security taken in respect of any of its obligations under the Finance Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

      (c) time or other indulgence being granted or agreed to be granted to any Borrower or any other person in respect of its obligations under the Finance Documents or under any such other security;

      (d) any amendment to, or any variation, waiver or release of, any obligation of any Borrower or any other person, under the Finance Documents or under any such other security;

      (e) any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any Borrower's obligations under the Finance Documents;

      (f) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any Borrower's obligations under the Finance Documents; or

      (g) any other act, event or omission which, but for this Clause 24.4, might operate to discharge, impair or otherwise affect any of the obligations of any Guarantor herein contained or any of the rights, powers or remedies conferred upon any of the Finance Parties by the Finance Documents or by law.

24.5  Settlement Conditional
      Any settlement or discharge, between an Obligor and any of the Finance Parties, shall be conditional upon no security or payment to any Finance Party by an Obligor or any other person on behalf of an Obligor being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, each Finance Party shall be entitled to recover the value or amount of such security or payment from such Obligor subsequently as if such settlement or discharge had not occurred.

24.6  Exercise of Rights
      No Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of any Guarantor by the Finance Documents or by law:

      (a) to make any demand of any Borrower other than in accordance with Clause 24.1 (Guarantee and Indemnity);

      (b) to take any action or obtain judgement in any court against any Borrower;

      (c) to make or file any claim or proof in a winding-up or dissolution of any Borrower; or

      (d) to enforce or seek to enforce any other security taken in respect of any of the obligations of any Borrower under the Finance Documents.

24.7  Deferral of Parent's Rights
      Each Guarantor agrees that, so long as any amounts are or may be owed by a Borrower under the Finance Documents or a Borrower is under any actual or contingent obligations under the Finance Documents, it shall not exercise any rights which it may at any time have by reason of performance by it of its obligations under the Finance Documents:

      (a) to be indemnified by a Borrower; and/or

      (b) to claim any contribution from any other guarantor of any Borrower's obligations under the Finance Documents; and/or

      (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any security taken pursuant to, or in connection with, the Finance Documents by all or any of the Finance Parties.

24.8  Suspense Accounts
      All moneys received, recovered or realised by a Bank by virtue of Clause
      24.1 (Guarantee and Indemnity) may, in that Bank's discretion, be credited to an interest bearing suspense or impersonal account and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by an Obligor to such Bank under the Finance Documents.

25.   COMMITMENT COMMISSION AND FEES

25.1  Commitment Commission on the Term Facility
      The Original Borrower shall pay to the Agent for account of each Bank a commitment commission on the amount of such Bank's Available Term Commitment from day to day during the period beginning on the date hereof and ending on the last day of the Term Availability Period, such commitment commission to be calculated at the rate of 45 per cent. of the Margin from time to time at such time and payable in arrear on the last day of each successive period of three months which ends during the Term Availability Period and on the last day of the Term Availability Period.

25.2  Commitment Commission on the Revolving Facility
      The Original Borrower shall pay to the Agent for account of each Bank a commitment commission on the amount of such Bank's Available Revolving Commitment from day to day during the period beginning on the date hereof and ending on the Revolving Termination Date, such commitment commission to be calculated at the rate of 45 per cent. of the Margin from time to time at such time and payable in arrear on the last day of each successive period of three months which ends during such period and on the Revolving Termination Date.

25.3  Agency Fee
      The Original Borrower shall pay to the Agent for its own account the agency fees specified in the letter dated 18 October 2002 from the Agent to RMC Group Limited at the times, and in the amounts, specified in such letter.

25.4  Other fees
      The Original Borrower shall pay to the Agent for the account of the Banks, the fees specified in a letter dated on or around 16 March 2005.

26.   COSTS AND EXPENSES

26.1  Transaction Expenses
      The Original Borrower shall, from time to time on demand of the Agent, reimburse each of the Agent and the Mandated Lead Arrangers for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by it in connection with the negotiation, preparation, underwriting, syndication, documentation and execution of the Finance Documents, any other document referred to in the Finance Documents and the completion of the transactions therein contemplated.

26.2  Preservation and Enforcement of Rights
      The Original Borrower shall, from time to time on demand of the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents and any document referred to in the Finance Documents (including, without limitation, any costs and expenses relating to any investigation as to whether or not an Event of Default might have occurred or is likely to occur or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving an Event of Default or Default).

26.3  Stamp Taxes
      The Parent shall pay all stamp, registration and other taxes to which the Finance Documents or any Judgement given in connection therewith is or, at any time may be subject (other than any document effecting an assignment as contemplated by Clause 34.3 (Assignments and Transfers by Banks) to Clause 34.5 (Transfers by Banks)) and shall, from time to time on demand of the Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

26.4  Amendment Costs
      If an Obligor requests any amendment, waiver or consent then the relevant Obligor shall, within five Business Days of demand by the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) together with any VAT thereon reasonably incurred by such person in responding to or complying with such request.

26.5  Banks' Liabilities for Costs
      If the Original Borrower fails to perform any of its obligations under this Clause 26, each Bank shall, in its Proportion, indemnify each of the Agent and the Mandated Lead Arrangers against any loss incurred by any of them as a result of such failure.

27.   DEFAULT INTEREST AND BREAK COSTS

27.1  Default Interest Periods
      If any sum due and payable by an Obligor hereunder is not paid on the due date therefor in accordance with Clause 30 (Payments) or if any sum due and payable by an Obligor under any judgement of any court in connection herewith is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 27) be selected by the Agent acting reasonably.

27.2  Default Interest
      An Unpaid Sum shall bear interest during each Interest Period in respect thereof at the rate per annum which is one per cent. per annum above the percentage rate which would apply if such Unpaid Sum had been an Advance in the amount and currency of such Unpaid Sum and for the same Interest Period, provided that if such Unpaid Sum relates to an Advance which became due and payable on a day other than the last day of an Interest Period or Term relating thereto:

      (a) the first Interest Period applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Interest Period or Term relating to that Advance; and

      (b) the percentage rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due, save that the Margin shall be, or be deemed to be, the highest rate specified in the definition thereof.

27.3  Payment of Default Interest
      Any interest which shall have accrued under Clause 27.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of each Interest Period in respect thereof or on such other dates as the Agent may specify (acting reasonably) by notice to such Obligor.

27.4  Break Costs
      If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance or Unpaid Sum otherwise than on the last day of an Interest Period or Term relating thereto, the Original Borrower shall pay to the Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period or Term exceeds (b) the amount of interest which in the reasonable opinion of the Agent would have been payable to the Agent on the last day of that Interest Period or Term in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in the relevant interbank market for a period starting on the Business Day following the date of such receipt or recovery and ending on the last day of that Interest Period or Term.

27.5  Break Costs Certificate
      Each Bank shall, as soon as reasonably practicable after a demand by the Agent or the Original Borrower, provide a certificate to the Agent and the Original Borrower confirming the amount of its break costs for any Interest Period or Term in which they accrue.

28.   PARENT'S INDEMNITIES

28.1  Parent's Indemnity
      The Parent undertakes to indemnify:

      (a) each Finance Party against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, whether or not reasonably foreseeable, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

      (b) the Agent against any cost or loss it may suffer or incur as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 4 (Multicurrency Option) or Clause 30 (Payments);

      (c) each Bank against any cost or loss it may suffer under Clause 26.5 (Banks' Liabilities for Costs);

      (d) each Bank against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by any Borrower but not made by reason of the operation of this Agreement;

      (e) each Bank against any loss it may suffer or incur as a result of any change to the Term or Interest Period or currency of any Advance as a result of the operation of this Agreement (other than by reason of default or negligence of that Bank alone);

      (f) each Bank against any loss it may suffer or incur as a result of its funding its portion of any Advance which is denominated in sterling by reason of Clause 7.2 (Conditions for Denominating a Revolving Advance in an Optional Currency) or Clause 4.2 (Conditions for Denominating a Term Advance in an Optional Currency).

28.2  Currency Indemnity
      If any sum (a Sum) due from any Obligor under the Finance Documents or any order or judgement given or made in relation thereto has to be converted from the currency (the "First Currency") in which such Sum is payable into another currency (the "Second Currency") for the purpose of:

      (a) making or filing a claim or proof against such Obligor; or

      (b) obtaining or enforcing an order or judgement in any court or other tribunal,

      the Parent shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

28.3  Acquisition Indemnity
      The Parent shall indemnify each Finance Party (each an "Indemnified Party") from time to time within five Business Days of demand of the Indemnified Party, against any cost, claim, loss, expense (including legal fees) or liability together with VAT thereon, whether or not reasonably foreseeable, which the relevant Indemnified Party may sustain or properly incur (except to the extent that the same result from the gross negligence or wilful misconduct of that Indemnified Party) arising out of a claim or action of any person relating to any use of the proceeds of any Advance.

29.   CURRENCY OF ACCOUNT AND PAYMENT
      Sterling is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:

      (a) each repayment of an Advance or Unpaid Sum or a part thereof shall be made in the currency in which such Advance or Unpaid Sum is denominated at the time of that repayment;

      (b) each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

      (c) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

      (d) each payment pursuant to Clause 14.2 (Tax Indemnity), Clause 16.1 (Increased Costs) or Clause 28.1 (Parent's Indemnity) shall be made in the currency specified by the party claiming thereunder;

      (e) any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

30.   PAYMENTS

30.1  Notification of Payments
      Without prejudice to the liability of each party hereto promptly to pay each amount owing by it hereunder on the due date therefor, whenever a payment is expected to be made by any of the parties hereto, the Agent shall, at least two Business Days prior to the expected date for such payment, notify all the parties hereto of the amount, currency and timing of such payment and the identity of the party liable to make such payment:

30.2  Payments to the Agent
      On each date on which this Agreement requires an amount to be paid by an Obligor or a Bank such Obligor or, as the case may be, such Bank shall make the same available to the Agent for value on the due date at such time and in such funds and to such account with such bank as the Agent shall specify (acting reasonably) from time to time.

30.3  Payments by the Agent
      (a) Save as otherwise provided herein, each payment received by the Agent pursuant to Clause 30.2 (Payments to the Agent) shall:

          (i) in the case of payment received for the account of a Borrower, be made available by the Agent to such Borrower by application:

                  (A) first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from such Borrower hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

                  (B) secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment (or, in the relation to the euro in the financial centre in a Participating Member State or London) as such Borrower shall have previously notified to the Agent for this purpose; and

          (ii) in the case of any other payment, be made available by the Agent to the person entitled to receive the payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office) for value the same day by transfer to the account of the person with a bank in the principal financial centre of the country of the currency of such payment (or, in relation to the euro in the financial centre in a Participating Member State) as that person has previously notified to the Agent.

      (b) A payment will be deemed to have been made by the Agent on the date on which it is required to be made under this Agreement if the Agent has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent in order to make the payment.

30.4  Payments by the Agent to the Banks
      Any amount payable by the Agent to the Banks under this Agreement in the currency of a Participating Member State shall be paid in euro.

30.5  No Set-off
      All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

30.6  Clawback
      Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

30.7  Partial Payments
      If and whenever a payment is made by an Obligor hereunder and the Agent receives an amount less than the due amount of such payment the Agent may apply the amount received towards the obligations of the Obligors under this Agreement in the following order:

      (a) first, in or towards payment of any unpaid fees, costs and expenses of each of the Agent and the Mandated Lead Arrangers for which any Obligor is liable;

      (b) secondly, in or towards payment pro rata of any accrued interest due but unpaid;

      (c) thirdly, in or towards payment pro rata of any principal due but unpaid; and

      (d) fourthly, in or towards payment pro rata of any other sum due but unpaid.

30.8  Variation of Partial Payments
      The order of payments set out in Clause 30.7 (Partial Payments) shall override any appropriation made by the Obligor to which the partial payment relates but the order set out in paragraphs (b), (c) and (d) of Clause 30.7 (Partial Payments) may be varied if agreed by all the Banks.

30.9  Business Days
      (a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

      (b) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

31.   SET-OFF

31.1  Contractual Set-off
      At any time after an Event of Default has occurred and is continuing unremedied or unwaived, each Bank shall be entitled to apply any credit balance to which such Obligor is entitled on any account of such Obligor with such Bank in satisfaction of any sum due and payable from such Obligor to such Bank under the Finance Documents but unpaid. For this purpose, each Bank shall be entitled to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

31.2  Set-off not Mandatory
      No Bank shall be obliged to exercise any right given to it by Clause

31.1  (Contractual Set-off).

32.   SHARING

32.1  Payments to Banks
      If a Bank (a Recovering Bank) applies any receipt or recovery from an Obligor to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 30 (Payments), then such Recovering Bank shall:

      (a) notify the Agent of such receipt or recovery;

      (b) at the request of the Agent, promptly pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by such Recovering Bank as its share of any payment to be made in accordance with Clause 30.7 (Partial Payments).

32.2  Redistribution of Payments
      The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Bank) in accordance with Clause 30.7 (Partial Payments).

32.3  Recovering Bank's Rights
      The Recovering Bank will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 32.2 (Redistribution of Payments) in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Bank in an amount equal to the Sharing Payment).

32.4  Repayable Recoveries
      If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

      (a) each party which has received a share of such Sharing Payment pursuant to Clause 32.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

      (b) such Recovering Bank's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

32.5  Exception
      This Clause 32 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor.

32.6  Recoveries Through Legal Proceedings
      If any Bank intends to commence any action in any court it shall give prior notice to the Agent and the other Banks. If any Bank shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Bank shall not be required to share any portion of such amount with any Bank which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

33.   THE AGENT, THE MANDATED LEAD ARRANGERS AND THE BANKS

33.1  Appointment of the Agent
      Each of the Mandated Lead Arrangers and the Banks hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

33.2  Agent's Discretions
      The Agent may:

      (a) assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto, that
          (i) any representation made or deemed to be made by an Obligor in connection herewith is true, (ii) no Event of Default or Default has occurred, (iii) no Obligor is in breach of or default under its obligations under the Finance Documents and (iv) any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised;

      (b) assume that (i) the Facility Office of each Bank is that notified to it by such Bank in writing and (ii) the information provided by each Bank pursuant to Clause 38 (Notices), Clause 33.14 (Banks' Mandatory Cost Details) and Schedule 9 (Mandatory Costs) is true and correct in all respects until it has received from such Bank notice of a change to the Facility Office or any such information and act upon any such notice until the same is superseded by a further notice;

      (c) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

      (d) rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

      (e) rely upon any communication or document believed by it to be genuine;

      (f) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

      (g) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions; and

      (h) assume (unless it has specific notice to the contrary) that any notice or request made by the Parent is made on behalf of all the Obligors.

33.3  Agent's Obligations
      The Agent shall:

      (a) promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from an Obligor under the Finance Documents;

      (b) promptly notify each Bank of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under this Agreement of which the Agent has notice from any other party hereto;

      (c) save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Mandated Lead Arrangers and the Banks; and

      (d) if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent under the Finance Documents.

      The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

33.4  Excluded Obligations
      Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Mandated Lead Arrangers shall:

      (a) be bound to enquire as to (i) whether or not any representation made or deemed to be made by an Obligor in connection herewith is true,
          (ii) the occurrence or otherwise of any Event of Default or Default,
          (iii) the performance by an Obligor of its obligations under the Finance Documents or (iv) any breach of or default by an Obligor of or under its obligations under the Finance Documents;

      (b) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

      (c) be bound to disclose to any other person any information relating to any member of the Group if (i) such person, on providing such information, expressly stated to the Agent or, as the case may be, the Mandated Lead Arrangers, that such information was confidential or (ii) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

      (d) be under any obligations other than those for which express provision is made herein; or

      (e) be or be deemed to be a fiduciary for any other party hereto.

33.5  Indemnification
      Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder (other than any which have been reimbursed by the Parent pursuant to Clause 28.1 (Parent's Indemnity)).

33.6  Exclusion of Liabilities
      Except in the case of gross negligence or wilful default, none of the Agent and the Mandated Lead Arrangers accepts any responsibility:

      (a) for the adequacy, accuracy and/or completeness of the Information Memorandum or any other information supplied by the Agent or the Mandated Lead Arrangers, by an Obligor or by any other person in connection herewith or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

      (b) for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; or

      (c) for the exercise of, or the failure to exercise, any judgement, discretion or power given to any of them by or in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

      Accordingly, none of the Agent and the Mandated Lead Arrangers shall be under any liability (whether in negligence or otherwise) in respect of such matters, save in the case of gross negligence or wilful misconduct.

33.7  No Actions
      Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Mandated Lead Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 33.6 (Exclusion of Liabilities).

33.8  Business with the Group
      The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.9  Resignation
      The Agent may resign its appointment hereunder at any time (after consultation with the Parent) without assigning any reason therefor by giving not less than thirty days' prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 33.

33.10 Removal of Agent
      An Instructing Group may remove the Agent from its role as agent hereunder (after consultation with the Parent) by giving notice to that effect to each of the other parties hereto. Such removal shall take effect only when a successor to the Agent is appointed in accordance with the terms hereof.

33.11 Successor Agent
      If the Agent gives notice of its resignation pursuant to Clause 33.9 (Resignation) or it is removed pursuant to Clause 33.10 (Removal of Agent), then any reputable and experienced bank or other financial institution with an office in London may be appointed as a successor to the Agent by an Instructing Group (after consultation with the Parent) during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself. The resigning Agent shall provide its successor, with (or with copies of) such of its records as its successor requires to carry out its functions under this Agreement.

33.12 Rights and Obligations
      If a successor to the Agent is appointed under the provisions of Clause
      33.11 (Successor Agent), then (a) the retiring or departing Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 33 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

33.13 Own Responsibility
      It is understood and agreed by each Bank that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including, but not limited to:

      (a) the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

      (b) the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

      (c) whether such Bank has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement; and

      (d) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent or the Mandated Lead Arrangers, an Obligor, or by any other person in connection with the Finance Documents, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

      Accordingly, each Bank acknowledges to the Agent and the Mandated Lead Arrangers that it has not relied on and will not hereafter rely on the Agent and the Mandated Lead Arrangers or any of them in respect of any of these matters.

33.14 Banks' Mandatory Cost Details
      Each Bank will supply the Agent with such information and in such detail as the Agent may require in order to calculate the Mandatory Cost in accordance with Schedule 9 (Mandatory Costs).

33.15 Agency Division Separate
      In acting as agent hereunder for the Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 33, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent's agency division.

34.   ASSIGNMENTS AND TRANSFERS

34.1  Binding Agreement
      The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

34.2  No Assignments and Transfers by the Obligors
      No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents.

34.3  Assignments and Transfers by Banks

      (a) Any Bank may, at any time, assign all or any of its rights and benefits under the Finance Documents or transfer in accordance with Clause 34.5 (Transfers by Banks) all or any of its rights, benefits and obligations under the Finance Documents to a bank or financial institution provided that such bank or financial institution takes an assignment or transfer of a minimum Sterling Amount of (pound)5,000,000 or, if less, the amount of the Bank's Commitment.

      (b) A Bank may not assign any of its rights and benefits under the Finance Documents (without prejudice to the right of a Bank to transfer all or any of its rights, benefits and obligations under the Finance Documents in accordance with Clause 34.5 (Transfers by Banks)) without the prior consent of the Parent, such consent not to be unreasonably withheld or delayed, in respect of any Advance originally made by a Bank within sub-paragraph (b) of the definition of Qualifying Lender to a Bank within sub-paragraph (a) of that definition.

34.4  Assignments by Banks
      If any Bank assigns all or any of its rights and benefits under the Finance Documents in accordance with Clause 34.3 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice to the Agent confirming in favour of the Agent, the Mandated Lead Arrangers and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall became a party hereto as a Bank), the Agent, the Mandated Lead Arrangers and the other Banks shall not be obliged to recognise such assignee is having the rights against each of them which it would have had if it had been such a party hereto.

34.5  Transfers by Banks
      If any Bank wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents as contemplated in Clause 34.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Agent of a duly completed Transfer Certificate executed by such Bank and the relevant Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

      (a) to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer by novation its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 34.5 as discharged rights and obligations);

      (b) each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

      (c) the Agent, the Mandated Lead Arrangers, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Mandated Lead Arrangers and the relevant Bank shall each be released from further obligations to each other under the Finance Documents; and

      (d) such Transferee shall become a party hereto as a Bank.

34.6  Additional Costs
      If any assignment or transfer by a Bank would, at the time thereof, result in additional amounts becoming payable under Clause 16.1 (Increased Costs) then, unless the assignment or transfer was being effected pursuant to Clause 18 (Mitigation), the relevant Obligor shall be required to pay such amounts or additional amounts to or for the account of the assignee or transferee only to the extent that it would have been required to pay the same had there been no such assignment or transfer.

34.7  Assignment and Transfer Fees
      On the date upon which an assignment takes effect pursuant to Clause
      34.4 (Assignments by Banks) or a transfer takes effect pursuant to Clause 34.5 (Transfers by Banks) the relevant assignee or Transferee shall pay to the Agent for its own account a fee of (pound)1,500.

34.8  Disclosure of Information
      Any Bank may disclose to any person:

      (a) to (or through) whom such Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

      (b) with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

      (c) to whom information may be required to be disclosed by any applicable law,

      such information about any Obligor or the Group and the Finance Documents as such Bank shall consider appropriate provided that, in relation to paragraphs (a) and (b) above, the person to whom such information is to be given has entered into a Confidentiality Undertaking.

34.9  Notification
      The Agent shall within fourteen days of receiving a Transfer Certificate notify the Parent of any assignment or transfer completed pursuant to this Clause 34.

35.   CHANGES TO THE OBLIGORS

35.1  Request for Additional Borrower
      The Parent may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower by delivering to the Agent an Accession Memorandum duly executed by the Parent and such Subsidiary, together with the documents and other evidence listed in Schedule 7 (Additional Conditions Precedent) in relation to such Subsidiary.

35.2  Borrower Conditions Precedent
      A wholly-owned Subsidiary of the Parent in respect of which the Parent has delivered an Accession Memorandum to the Agent, shall become an Additional Borrower and assume all the rights, benefits and obligations of a Borrower as if it had been an Original Borrower on the date on which the Agent notifies the Parent that the Agent has received, in form and substance satisfactory to it, all documents and other evidence listed in Schedule 7 (Additional Conditions Precedent) in relation to such Subsidiary, unless on such date an Event of Default or Default is continuing or would occur as a result of such Subsidiary becoming an Additional Borrower.

35.3  Resignation of an Additional Borrower
      If at any time an Additional Borrower is under no actual or contingent obligation as a Borrower under or pursuant to any Finance Document, the Parent may request that such Borrower shall cease to be a Borrower by delivering to the Agent a Resignation Notice. Such Resignation Notice shall be accepted by the Agent on the date on which it notifies the Parent that it is satisfied that such Borrower is under no actual or contingent obligation as a Borrower under or pursuant to any Finance Document and such Borrower shall immediately cease to be a Borrower and shall have no further rights, benefits or obligations under the Finance Documents save for those which arose prior to such date.

35.4  Request for Additional Guarantor
      The Parent may request that any of its wholly-owned Subsidiaries become an Additional Guarantor by delivering to the Agent an Accession Memorandum duly executed by the Parent and such Subsidiary, together with the documents and other evidence listed in Schedule 7 (Additional Conditions Precedent) in relation to such Subsidiary.

35.5  Guarantor Conditions Precedent
      A wholly-owned Subsidiary of the Parent in respect of which the Parent has delivered an Accession Memorandum to the Agent, shall become an Additional Guarantor and assume all the rights, benefits and obligations of a Guarantor as if it had been an Original Guarantor on the date on which the Agent notifies the Parent that the Agent has received, in form and substance satisfactory to it, all documents and other evidence listed in Schedule 7 (Additional Conditions Precedent) in relation to such Subsidiary, unless on such date an Event of Default or Default is continuing or would occur as a result of such Subsidiary becoming an Additional Guarantor.

35.6  Resignation of a Guarantor
      If at any time:

      (a) a Guarantor makes a sale, lease, transfer or other disposal of all or substantially all (but not a part only) of its assets to another member of the Group which is or becomes a Guarantor in accordance with Clause 35.4 (Request for Additional Guarantors); or

      (b) the Holding Company of a Guarantor (the "Relevant Guarantor") becomes a Guarantor, provided that:

          (i) such Relevant Guarantor also, if applicable, ceases concurrently to be a guarantor in respect of any other indebtedness of the Group or of any member of the Group;

          (ii) such Relevant Guarantor notifies the Agent of any sale, lease, transfer or other disposal in accordance with paragraph (a) of this Clause 35.6; and

          (iii)   the Parent may not resign without the consent of all Banks,

      the Parent may request that such Guarantor shall cease to be a Guarantor by delivering to the Agent a Resignation Notice. Such Resignation Notice shall be accepted by the Agent on the date on which it notifies the Parent that it is satisfied that either of the conditions in paragraphs
      (a) and (b) above is satisfied and such Guarantor shall immediately cease to be a Guarantor and shall have no further rights, benefits or obligations under the Finance Documents save for those which arose prior to such date.

36.   CALCULATIONS AND EVIDENCE OF DEBT

36.1  Basis of Accrual
      Any interest, commission or fee accruing under the Finance Documents will accrue from day to day and is calculated on the basis of actual number of days elapsed and a year of 360 days (or, in the case of any Advance denominated in sterling 365 days) or, in any case where market practice differs, in accordance with market practice.

36.2  Proportionate Reductions
      Any repayment of an Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Sterling Amount of such Advance proportionately.

36.3  Quotations
      If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent, provided that, in relation to determining LIBOR or EURIBOR, this Clause
      36.3 shall not apply if only one Reference Bank supplies a quotation.

36.4  Evidence of Debt
      Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

36.5  Control Accounts
      The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance or any Unpaid Sum and each Bank's share therein, (b) the amount of all principal, interest and other sums due or to become due from an Obligor and each Bank's share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

36.6  Prima Facie Evidence
      In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 36.4 (Evidence of Debt) and Clause 36.5 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

36.7  Certificates of Banks
      A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 14.1 (Tax Gross-up) or becomes payable pursuant to Clause 27.4 (Break Costs), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 14.2 (Tax Indemnity), Clause 16.1 (Increased Costs) or Clause 28.1 (Parent's Indemnity) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 15.3 (Tax Credit Payment) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

36.8  Agent's Certificates
      A certificate of the Agent as to the amount at any time due from a Borrower or a Parent hereunder or the amount which, but for any of the obligations of such Borrower or a Parent hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from such Borrower hereunder shall, in the absence of manifest error, be conclusive for the purposes of Clause 24 (Guarantee and Indemnity).

36.9  Spanish Civil Procedure
      In the event that this Agreement is raised to a Spanish Public Document for the purposes of Article 572.2 of the Spanish Civil Procedure Law (Ley de Enjuiciamiento Civil), all parties expressly agree that the exact amount due at any time by the Obligors to the Banks will be the amount specified in a certificate issued by (a) the Agent (as representative of the Banks) in accordance with Clause 36.8 (Agent's Certificates) reflecting the balance of the accounts referred to in Clause 36.5 (Control Accounts) and/or (b) any Bank in accordance with Clause 36.7 (Certificates of Banks) reflecting the balance of the accounts referred to in Clause 36.4 (Evidence of Debt).

37.   REMEDIES AND WAIVERS, PARTIAL INVALIDITY

37.1  Remedies and Waivers
      No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

37.2  Partial Invalidity
      If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

38.   NOTICES

38.1  Communications in Writing
      Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

38.2  Addresses
      Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by fifteen days' written notice to the Agent, specified another address or fax number) be made or delivered to the address or fax number:

      (a) in the case of the Original Obligor and the Agent, identified with its name below:

          Original Obligor:
          Address:          Cemex House
                            Coldharbour Lane
                            Thorpe
                            Egham
                            Surrey
                            TW20 8TD
          Attn:        Julie Fields
          Fax:              +44 (0) 1932 58 3360

          Agent:
          Address:          135 Bishopsgate
                            London
                            EC2M 3UR
          Attn:        Paul Fletcher
          Fax:              +44 (0) 20 7085 4564

      (b) in the case of each Bank, notified in writing to the Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee); and

      (c) in the case of each Additional Obligor, in the relevant Accession Memorandum,

      provided that not more than one address may be specified by each party pursuant to this Clause 38.2 at any time.

38.3  Delivery
      Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:

      (a) if by way of fax, be deemed to have been received when transmission has been completed; and

      (b) if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

38.4  Notification of Changes
      Promptly upon receipt of notification of a change or address of fax number pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties hereto of such change.

38.5  English Language
      Each communication and document made or delivered by one party to another pursuant to the Finance Documents shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

38.6  Deemed Receipt by the Obligors
      Any communication or document made or delivered to the Parent in accordance with Clause 38.3 (Delivery) shall be deemed to have been made or delivered to each of the Obligors.

39.   COUNTERPARTS
      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

40.   AMENDMENTS

40.1  Amendments
      If the Agent has the prior consent of an Instructing Group, the Agent and the Obligors may from time to time agree in writing to amend the Finance Documents or to waive, prospectively or retrospectively, any of the requirements of the Finance Documents and any amendments or waivers so agreed shall be binding on all the Finance Parties and the Obligors provided that no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party.

40.2  Amendments Requiring the Consent of all the Banks
      An amendment or waiver which relates to:

      (a) Clause 32 (Sharing) or this Clause 40;

      (b) a change in the principal amount of or currency of any Advance, or deferral of the Revolving Termination Date or a Term Repayment Date or the Final Term Repayment Date;

      (c) a change in the Margin, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

      (d) a release of the Parent from any of its obligations set out in Clause 24 (Guarantee and Indemnity);

      (e) the definition of Event of Default, Instructing Group, Material Subsidiary, Default, Revolving Availability Period, Term Availability Period, Term Repayment Date or Final Term Repayment Date; or

      (f) any provision which contemplates the need for the consent or approval of all the Banks,

      shall not be made without the prior consent of all the Banks.

40.3  Exceptions
      Notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

      (a) amend or waive this Clause 40, Clause 26 (Costs and Expenses) or Clause 33 (The Agent, the Mandated Lead Arrangers and the Banks); or

      (b) otherwise amend or waive any of the Agent's rights hereunder or subject the Agent or the Mandated Lead Arrangers to any additional obligations hereunder.

41.   GOVERNING LAW

      (a) This Agreement is governed by English law.

      (b) If any of the Guarantors is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws and regulations of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney's or attorneys' authority and the effects of the exercise thereof.

42.   JURISDICTION

42.1  English Courts
      The courts of England have exclusive jurisdiction to settle any dispute (a Dispute) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

42.2  Convenient Forum
      The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

42.3  Non-Exclusive Jurisdiction
      This Clause 42 is for the benefit of the Finance Parties only. As a result and notwithstanding Clause 42.1 (English Courts), it does not prevent any Finance Party from taking proceedings relating to a Dispute (Proceedings) in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent Proceedings in any number of jurisdictions.

42.4  Service of process
      Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England Wales):

      (a) irrevocably appoints the Original Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Original Borrower, by its execution of this Agreement, accepts that appointment); and

      (b) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                  SCHEDULE 1
                             THE ORIGINAL PARTIES

                                    Part I
                                   The Banks


Name of Bank                                              Term Commitment       Revolving Commitment
                                                          (GBP)                 (GBP)

The Royal Bank of Scotland plc                            23,888,788            61,853,333

HSBC Bank plc                                             23,888,788            61,853,333

BNP Paribas SA (London Branch)                            21,571,488            55,853,333

WestLB AG, London Branch                                  21,102,668            54,639,454

Lloyds TSB Bank plc                                       19,104,851            49,466,666

Bank of America International Limited                     13,888,788            17,438,889

The Bank of Tokyo-Mitsubishi Ltd. (London Branch)         11,946,969            13,053,031

ING Bank N.V., London Branch                              7,157,882             18,533,333

Societe Generale                                          7,157,882             18,533,333

Wachovia Bank N.A. (London Branch)                        7,157,882             18,533,333

The Governor and Company of the Bank of Ireland           4,789, 087            12,400,000

BRED Banque Populaire                                     4,789,087             12,400,000

Banco Bilbao Vizcaya Argentaria S.A. (London Branch)      2,394,543             6,200,000

Banco Popolare di Lodi S.C.A.R.L., London Branch          2,394,543             6,200,000

IXIS Corporate & Investment Bank                          2,394,543             6,200,000

Credit Agricole Ille de France                            2,317,300             6,000,000

State Bank of India (London Branch)                       1,666,667             3,333,333

Chang Hwa Commercial Bank Limited (London Branch)         1,184,398             3,066,667
                                                          --------------------------------------------
Total                                                     178,796,154           425,558,038
                                                          --------------------------------------------


Part II

                                           The Original Guarantors

------------------------------------- ---------------------------------- -----------------------------------
                Name                   Company Number/Trade Register of              Jurisdiction
                                         the Chamber of Commerce and
                                         Industry in Amsterdam (The
                                                Netherlands)
------------------------------------- ---------------------------------- -----------------------------------
RMC Group Limited                     00249776                           UK
------------------------------------- ---------------------------------- -----------------------------------
CEMEX Espana, S.A.                    No.   Hoja-Registro    Mercantil,  Spain
                                      Madrid: M-156542, NIF: A46/004214
------------------------------------- ---------------------------------- -----------------------------------
CEMEX Caracas Investments B.V.        34121194                           The Netherlands
------------------------------------- ---------------------------------- -----------------------------------
CEMEX Egyptian Investment B.V.        34108365                           The Netherlands
------------------------------------- ---------------------------------- -----------------------------------
CEMEX Manila Investments B.V.         34108359                           The Netherlands
------------------------------------- ---------------------------------- -----------------------------------
CEMEX American Holdings B.V.          34213058                           The Netherlands
------------------------------------- ---------------------------------- -----------------------------------
CEMEX Shipping B.V.                   34213063                           The Netherlands
------------------------------------- ---------------------------------- -----------------------------------
CEMEX Caracas II Investments B.V.     34159953                           The Netherlands
------------------------------------- ---------------------------------- -----------------------------------

                                  SCHEDULE 2
                         FORM OF TRANSFER CERTIFICATE

To:     The Agent

                             TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended) varied, novated or supplemented (the Credit Agreement) dated 18th October, 2002 whereby a multicurrency term and revolving loan facility was made available to a group of borrowers including RMC Group Limited by a group of banks on whose behalf you act as agent in connection therewith.

1. Terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee and Portion Transferred are defined in the schedule hereto.

2. The Bank (i) confirms that the details in the schedule hereto under the heading "Bank's Participation in the Revolving Facility", "Revolving Advances", "Bank's Participation in the Term Facility" and "Term Advances" accurately summarises its participation in the Credit Agreement and the Interest Period or Term of any existing Advances and
        (ii) requests the Transferee to accept and procure the transfer by novation to the Transferee of the Portion Transferred (specified in the schedule hereto) of its Revolving Commitment and its Term Commitment and/or its participation in such Advance(s) by counter signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Credit Agreement.

3. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 34.5 (Transfers by Banks) of the Credit Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5. The Transferee hereby undertakes with the Bank and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents, will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of` the Obligors or for the performance and observance by the Obligors of any of its obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Bank hereby gives notice that nothing herein or in the Finance Documents (or any document relating thereto) shall oblige the Bank to
        (a) accept a re transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non performance by an Obligor or any other party to the Finance Documents (or any document relating thereto) of its obligations under any such document The Transferee hereby acknowledges the absence of any such obligation as is referred to in
        (a) or (b) above.

8. This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

                                 THE SCHEDULE

1.       Bank:

2.       Transferee:

3.       Transfer Date:

4.       Bank's Participation in the Revolving
         Facility:
         Bank's Revolving Commitment                        Portion Transferred

5.       Revolving Advance(s):            Term and          Portion Transferred
         Amount of Bank's Participation   Repayment Date

6.       Bank's Participation in the                        Portion Transferred
         Term Facility:
         Bank's Term Commitment
7.       Term Advance(s):                 Interest Period   Portion Transferred
         Amount of Bank's Participation

[Transferor Bank]                         [Transferee Bank]

By:                                       By:

Date:                                     Date:


                     ADMINISTRATIVE DETAILS OF TRANSFEREE

Address:

Contact Name:

Account for Payments in sterling:

Fax:

Telephone:
------------------------------------------------------------------------------

* Details of the Bank's Available Term Commitment should not be completed after the last day of the Term Availability Period

SCHEDULE 3
                             CONDITIONS PRECEDENT

1.      In relation to Original Borrower:

        (a) a copy, certified as at the date of this Agreement a true and up to date copy by an Authorised Signatory of the Original Borrower, of the constitutional documents of the Original Borrower;

        (b) a copy, certified as at the date of this Agreement a true and up to date copy by an Authorised Signatory of the Original Borrower, of a board resolution of the Original Borrower approving the execution, delivery and performance of the Finance Documents and the terms and conditions thereof and authorising a named person or persons to sign the Finance Documents and any documents to be delivered by the Original Borrower pursuant thereto;

        (c) a certificate of an Authorised Signatory of the Original Borrower setting out the names and signatures of the persons authorised to sign, on behalf of the Original Borrower, the Finance Documents and any documents to be delivered by the Original Borrower pursuant thereto; and

        (d) a certificate of an Authorised Signatory of the Original Borrower confirming that utilisation of the Facilities would not breach any restriction of its borrowing powers.

2. An opinion of Clifford Chance LLP, solicitors to the Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

3. Evidence that the fees, costs and expenses required to be paid by the Original Borrower pursuant Clause 25.3 (Agency Fee), Clause 26.1 (Transaction Expenses) and Clause 26.3 (Stamp Taxes) have been paid.

4. A copy, certified a true copy by an Authorised Signatory of the Original Borrower, of the Original Financial Statements of the Original Borrower.

5. A certificate signed by an Authorised Signatory of the Original Borrower confirming which companies within the RMC Group are Material Subsidiaries.

6.      The Syndication Letter.

7. Evidence satisfactory to the Agent that the Existing Facilities will be repaid from the proceeds of the first drawdowns of the Facilities, and cancelled.

                                  SCHEDULE 4
                              NOTICE OF DRAWDOWN

From:   [Borrower]

To:     [Insert name of Agent]

Dated:

Dear Sirs,

1. We refer to an agreement (the "Credit Agreement") dated 18th October, 2002 as amended and made between a group of borrowers including RMC Group Limited (the "Borrower"), Cemex Espana, S.A. (the "Parent") and others as guarantors, Banc of America Securities Limited, BNP Paribas, HSBC Investment Bank plc, The Royal Bank of Scotland plc and WestLB Aktiengesellschaft as Mandated Lead Arrangers, The Royal Bank of Scotland plc as Agent, and the financial institutions defined therein as Banks.

2. Terms defined in the Credit Agreement shall have the same meaning in this notice.

3. This notice is irrevocable [and we confirm that the purpose of this Advance is in conformity with Clause 2.3 (Purpose and Application of the Revolving Facility) of the Credit Agreement].*

4. We hereby give you notice that, pursuant to the Credit Agreement and on [date of proposed Advance], we wish to borrow a [Term/Revolving] Advance having an Original Sterling Amount of (pound)[o] upon the terms and subject to the conditions contained therein.

5.      We would like this Advance to be denominated in [currency].

6. [We would like this Advance to have a first Interest Period of [ ] months duration.]*/[We would like this Advance to be divided upon the making thereof into Advances as follows:

Original Sterling Amount           Currency          [Duration of First Interest
                                                                        Period]*

OR

We would like this Advance to have a Term of [o] months duration.]**

7. We confirm that, at the date hereof, the Repeated Representations are true in all material respects and no Event of Default [or Default] is continuing.

8. The proceeds of this drawdown should be credited to [insert account details].


                               Yours faithfully



                      ...................................

                             Authorised Signatory

                             for and on behalf of
                              [Name of Borrower]

------------------------------------------------------------------------------

*       Only for Term Advances.
**      Delete as appropriate.

                                  SCHEDULE 5
                        FORM OF COMPLIANCE CERTIFICATE

                                    Part I
                        Parent's Compliance Certificate



To:     [Insert name of Agent]



Date:

Dear Sirs,

We refer to an agreement (the "Credit Agreement") dated 18th October, 2002 as amended and made between a group of borrowers including RMC Group Limited (the "Borrower"), Cemex Espana, S.A. (the "Parent") and others as guarantors, Banc of America Securities Limited, BNP Paribas, HSBC Investment Bank plc, The Royal Bank of Scotland plc and WestLB Aktiengesellschaft as Mandated Lead Arrangers, The Royal Bank of Scotland plc as Agent, and the financial institutions defined therein as Banks.

Terms defined in the Credit Agreement shall bear the same meaning herein.

We confirm that:

        [Insert details of financial conditions to be certified]

We confirm that the following companies constitute Material Subsidiaries for the purposes of the Credit Agreement: [o].

[We confirm that, as at the date hereof, no Event of Default has occurred and is continuing.]*

This compliance certificate is given without liability by the [auditors/director].

[Signed:      ...............
              Director
              of
              [Parent]
or



.....................
for and on behalf of
[name of auditors of the Parent]

* Delete if compliance certificate signed by Auditors. If this statement cannot be made, the certificate should identify any Event of Default that is outstanding and the steps if any, being taken to remedy it.

                                   Part II
                  Original Borrower's Compliance Certificate



To:     [Insert name of Agent]



Date:

Dear Sirs,

We refer to an agreement (the "Credit Agreement") dated 18th October, 2002 as amended and made between a group of borrowers including RMC Group Limited (the "Borrower"), Cemex Espana, S.A. (the "Parent") and others as guarantors, Banc of America Securities Limited, BNP Paribas, HSBC Investment Bank plc, The Royal Bank of Scotland plc and WestLB Aktiengesellschaft as Mandated Lead Arrangers, The Royal Bank of Scotland plc as Agent, and the financial institutions defined therein as Banks.

Terms defined in the Credit Agreement shall bear the same meaning herein.

We confirm that:

        [Insert details of financial conditions to be certified]

We confirm that:

        [insert details of RMC Borrowing/EBITDA Ratio for Margin calculation purposes]

This compliance certificate is given without liability by the [auditors/director].

[Signed:      ...............
              Director
              of
              [Original Borrower]
or



.....................
for and on behalf of
[name of auditors of the Original Borrower]

                                  SCHEDULE 6
                         FORM OF ACCESSION MEMORANDUM

To:     [Insert name of Agent]

From:   [Subsidiary]
        and
        RMC Group Limited



Date:

Dear Sirs,

1. We refer to an agreement (the "Credit Agreement") dated 18th October, 2002 as amended and made between a group of borrowers including RMC Group Limited (the "Borrower"), Cemex Espana, S.A. (the "Parent") and others as guarantors, Banc of America Securities Limited, BNP Paribas, HSBC Investment Bank plc, The Royal Bank of Scotland plc and WestLB Aktiengesellschaft as Mandated Lead Arrangers, The Royal Bank of Scotland plc as Agent, and the financial institutions defined therein as Banks.

2. Terms defined in the Credit Agreement shall bear the same meaning herein.

3. The Parent requests that [Subsidiary] become an [Additional Borrower/Additional Guarantor] pursuant to Clause [35.1 (Request for Additional Borrower)/35.4 (Request for Additional Guarantor)] of the Credit Agreement.

4. [Subsidiary] is a company duly organised under the laws of [name of relevant jurisdiction].

5. [Subsidiary] confirms that it has received from the Parent a true and up to date copy of the Credit Agreement.

6. [Subsidiary] undertakes, upon its becoming a [Borrower/Guarantor], to perform all the obligations expressed to be undertaken under the Credit Agreement by a [Borrower/ Guarantor] and agrees that it shall be bound by the Credit Agreement in all respects as if it had been an original party thereto as an [Original Borrower/Original Guarantor].

7. The Parent confirms that, if [Subsidiary] is accepted as an [Additional Borrower/Additional Guarantor], its guarantee obligations pursuant to Clause 0 (Guarantee and Indemnity) of the Credit Agreement will apply to all the obligations of [Subsidiary] under the Finance Documents in all respects in accordance with the terms of the Credit Agreement.

8.      The Parent:

         (a) repeats the Repeated Representations; and

         (b) confirms that no Event of Default or Default is continuing or would occur as a result of [Subsidiary] becoming an [Additional Borrower/Additional Guarantor].

9. [Subsidiary] makes the representations and warranties set out in Clause 19.1 (Status) to Clause 19.18 (No Immunity).

10.     [Subsidiary's] administrative details are as follows:

Address:

Fax No.:

11.     [Process Agent*

        [Subsidiary] agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served [on it at [address of Subsidiary's place of business in England] or at any address in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985]/[on [name of process agent in England at, address of process agent] or, if different, its registered office. If [[Subsidiary], ceases to have a place of business in Great Britain]/[the appointment of the person mentioned above ceases to be effective], [Subsidiary] shall immediately appoint another person in England to accept service of process on its behalf in England. If it fails to do so (and such failure continues for a period of not less than fourteen days), the Agent shall be entitled to appoint such a person by notice. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This applies to Proceedings in England and to Proceedings elsewhere.]

12.     This Memorandum shall be governed by English law.

        [Parent]                            [Subsidiary]

        By:.........................        By:.........................

* This clause is required only if the Additional Borrower is not incorporated in England or Wales.

                                  SCHEDULE 7
                        ADDITIONAL CONDITIONS PRECEDENT

1. A copy certified as at the, date of the relevant Accession Memorandum a true and up to date copy by an Authorised Signatory of the proposed Additional Borrower or Additional Guarantor, of the constitutional documents of such proposed Additional Borrower or Additional Guarantor, as the case may be.

2. A copy, certified as at the date of the relevant Accession Memorandum a true and up to date copy by an Authorised Signatory of the proposed Additional Borrower or Additional Guarantor, of a board resolution of such proposed Additional Borrower or Additional Guarantor approving the execution and delivery of an Accession Memorandum, the accession of such proposed Additional Borrower or Additional Guarantor to this Agreement and the performance of its obligations under the Finance Documents and authorising a named person or persons to sign such Accession Memorandum, any other Finance Document and any other documents to be delivered by such proposed Additional Borrower or Additional Guarantor pursuant thereto.

3. A certificate of an Authorised Signatory of the proposed Additional Borrower or Additional Guarantor setting out the names and signatures of the person or persons authorised to sign, on behalf of such proposed Additional Borrower or Additional Guarantor, the Accession Memorandum, any other Finance Documents and any other documents to be delivered by such proposed Additional Borrower or Additional Guarantor pursuant thereto.

4. A certificate of an Authorised Signatory of the proposed Additional Borrower or Additional Guarantor confirming that the utilisation of the Facilities would not breach any restriction of its borrowing powers.

5. If the proposed Additional Borrower or Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a copy, certified a true copy by or on behalf of the proposed Additional Borrower or Additional Guarantor, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Banks, necessary to render the relevant Accession Memorandum legal, valid, binding and enforceable to make such Accession Memorandum admissible in evidence in the proposed Additional Borrower's or Additional Guarantor's jurisdiction of incorporation and to enable the proposed Additional Borrower or Additional Guarantor to perform its obligations thereunder and under the other Finance Documents.

6. If the proposed Additional Borrower is incorporated in Spain, a certified copy of the form(s) PE-1 stamped by the Bank of Spain (Banco de Espana), whereby it assigns Financial Operation Number(s) to the Facilities.

7. A copy, certified a true copy by an Authorised Signatory of the proposed Additional Borrower or Additional Guarantor, of its latest financial statements.

8. If the proposed Additional Borrower or Additional Guarantor is incorporated in a jurisdiction other than England and Wales, an opinion of the Banks' local counsel in the relevant jurisdiction in form and substance satisfactory to the Agent.

9. An opinion of Clifford Chance LLP, solicitors to the Agent, in form and substance satisfactory to the Agent.

10. If the proposed Additional Borrower or Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in the relevant Accession Memorandum has agreed to act as its agent for the service or process in England.

                                  SCHEDULE 8
                          FORM OF RESIGNATION NOTICE

                                    Part I
                      Resignation of Additional Borrower



To:     [Insert name of Agent]

From:    Cemex Espana, S.A.



Dated:

Dear Sirs,

1. We refer to an agreement (the "Credit Agreement") dated 18th October, 2002 as amended and made between a group of borrowers including RMC Group Limited (the "Borrower"), Cemex Espana, S.A. (the "Parent") and others as guarantors, Banc of America Securities Limited, BNP Paribas, HSBC Investment Bank plc, The Royal Bank of Scotland plc and WestLB Aktiengesellschaft as Mandated Lead Arrangers, The Royal Bank of Scotland plc as Agent, and the financial institutions defined therein as Banks.

2. Terms defined in the Credit Agreement shall bear the same meaning herein.

3. We declare that [name of Borrower] is under no actual or contingent obligation under any Finance Document in its capacity as a Borrower.

4. Pursuant to Clause 35.3 (Resignation of an Additional Borrower) we hereby request that [name of Obligor] shall cease to be a Borrower under the Credit Agreement.



Yours faithfully



Cemex Espana, S.A.

                                   Part II
                           Resignation of Guarantor



To:     [Insert name of Agent]

From:    Cemex Espana, S.A.



Dated:

Dear Sirs,

1. We refer to an agreement (the "Credit Agreement") dated 18th October, 2002 as amended and made between a group of borrowers including RMC Group Limited (the "Borrower"), Cemex Espana, S.A. (the "Parent") and others as guarantors, Banc of America Securities Limited, BNP Paribas, HSBC Investment Bank plc, The Royal Bank of Scotland plc and WestLB Aktiengesellschaft as Mandated Lead Arrangers, The Royal Bank of Scotland plc as Agent, and the financial institutions defined therein as Banks.

2. Terms defined in the Credit Agreement shall bear the same meaning herein.

3. [We declare that [name of Guarantor] has made a sale, lease, transfer or other disposal of all or substantially all (but not a part only) of its assets to another member of the Group [which is/ becomes a Guarantor in accordance with Clause 35.4 (Request for Additional Guarantors)].

        [We declare that:

        (a) [name of Guarantor]'s Holding Company becomes a Guarantor and [name of Guarantor] ceases concurrently to be a guarantor in respect of any other indebtedness of the Group or of any member of the Group; and

        (b) [name of Guarantor] has notified the Agent of any sale, lease, transfer or other disposal in accordance with paragraph (a) of Clause 35.6 of the Credit Agreement.]

4. Pursuant to Clause 35.6 (Resignation of a Guarantor) we hereby request that [name of Obligor] shall cease to be a Guarantor under the Credit Agreement.



Yours faithfully



Cemex Espana, S.A.

                                  SCHEDULE 9
                                MANDATORY COST

1. The Mandatory Cost is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in all Advances made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

        (a)  in relation to a sterling Advance:

                AB + C(B-D) + Ex0.01
               ---------------------- per cent. per annum
                     100 - (A+C)

        (b) in relation to a Advance in any currency other than sterling:

                Ex0.01
               --------- per cent. per annum
                  300

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Advance is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 27.2 (Default interest)) payable for the relevant Interest Period on the Advance.

C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per (pound)1,000,000.

5.      For the purposes of this Schedule:

        (a) "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

        (b) "Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

        (c) "Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

        (d) "Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per (pound)1,000,000 of the Tariff Base of that Reference Bank.

8. Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

        (a)  the jurisdiction of its Facility Office; and

        (b) any other information that the Agent may reasonably require for such purpose.

        Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13. The Agent may from time to time, after consultation with the Parent and the Banks, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

                                 SCHEDULE 10
                               EXISTING SECURITY



                              CONSOLIDATED GROUP

                    LIEN SCHEDULE (M (euro)) AS OF 12.31.04



---------------------------------------------------------------------------------------------------------------------------------
            COMPANY                                LENDER                          LIEN CONCEPT                    BALANCE EURO
---------------------------------------------------------------------------------------------------------------------------------

CEMEX, Inc.                              GE Capital (FKIT 279, 280)       Equipment related with the credit               0.66

Kosmos Cement Company                    First Corp (FKIT 101649)         Equipment related with the credit               0.02

CEMEX, Inc.                              Hampton                          Land related with the credit                    0.20

Mineral Resource Technologies, Inc.      Met-South, Inc.                  Ash storage facility                            0.13

Centro Distributor de Cemento,
  S.A. de C.V.                           Bank of America                                                                  0.61
                                                                                                                       --------
                                                                                                                          1.61
---------------------------------------------------------------------------------------------------------------------------------


                                 SCHEDULE 11
                             MATERIAL SUBSIDIARIES



-------------------------------------------------------
Name
-------------------------------------------------------
Cemex Inc.
-------------------------------------------------------
Cemex Corp.
-------------------------------------------------------
Cemex Venezuela SACA
-------------------------------------------------------
Vencement Investments
-------------------------------------------------------
Construction Funding Corporation
-------------------------------------------------------
RMC Europe Limited
-------------------------------------------------------
RMC (UK) Limited
-------------------------------------------------------


                                                 SCHEDULE 12
                                            EXISTING NOTARISATIONS


Type                     Borrower/Guarantor            Maturity date            Total     Principal      Amount     of
of                                                                              Indebtedness  notarised as of December
Agreement                                                                       31, 2004




Bilateral Lines          Cemex Espana S.A./n.a.        Between Jan. 2005        EUR 51,086,029 (1) (2)
                                                       and Dec. 2006



Deferred Purchase
Price                    Aricemex S.A./n.a.            July, 2005               EUR 480,810


(1) Corresponds to the total committed amount under the facilities. Amount drawn as of 12.31.04: EUR 23,808,155.



(2)      EUR 48,080,968 matured in January 26, 2005.

                                  SIGNATURES

The Original Guarantor

RMC GROUP LIMITED

By: /s/ R. E. LAMBOURNE



The Original Borrower

RMC GROUP LIMITED

By: /s/ R. E. LAMBOURNE



The Mandated Lead Arrangers

BANC OF AMERICA SECURITIES LIMITED

By: /s/ CHARLES BINGHAM



BNP PARIBAS

By: /s/ MICHAEL REDFERNE   /s/ SIMON ALLOCCA



HSBC INVESTMENT BANK PLC

By: /s/ E. M. FLANDERS



THE ROYAL BANK OF SCOTLAND PLC

By: /s/ M. I. PORTER



WESTLB AG, LONDON BRANCH

By: /s/ A. SUTHERLAND      /s/ T. SAI LOUIE



The Agent

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ M. I. PORTER



The Banks

BANK OF AMERICA, N.A.

By: /s/ CHARLES BINGHAM



BNP PARIBAS

By: /s/ MICHAEL REDFERNE   /s/ SIMON ALLOCCA



HSBC BANK PLC

By: /s/ I. A. DUNN



THE ROYAL BANK OF SCOTLAND PLC

By: /s/ M. I. PORTER



WESTLB AG, LONDON BRANCH

By: /s/ A. SUTHERLAND     /s/ T. SAI LOUIE